UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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☐	Soliciting Material Pursuant to Rule 14a-12
MEDQUIST INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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MEDQUIST INC.
1000 Bishops Gate Blvd, Suite 300
Mount Laurel, NJ 08054-4632
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held On December 19, 2008
December 1, 2008
Dear Shareholders:
     An Annual Meeting of Shareholders of MedQuist Inc. will be held at 1000 Bishops Gate Blvd., Suite 300, Mount Laurel, New Jersey, on December 19, 2008 at 10:00 am ET. At the meeting, you will be asked to vote on the election of 10 directors to the board of directors of the Company to serve for a one-year term or until the election and qualification of their successors.
     The board of directors has fixed November 19, 2008 as the record date for determining shareholders entitled to receive notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof. Only shareholders of record at the close of business on November 19, 2008 are entitled to notice of, and to vote at, the meeting.
     Whether or not you intend to be present at the meeting, please sign and date the enclosed proxy card and return it in the enclosed envelope.
     The foregoing items of business are more fully described in the accompanying proxy statement.

Peter Masanotti
President and Chief Executive Officer

Proxy Statement
     This proxy statement and the accompanying proxy card are being mailed, beginning on or about December 1, 2008, to owners of shares of common stock of MedQuist Inc. (which may be referred to herein as we, us or the Company) in connection with the solicitation of proxies by our board of directors for our Annual Meeting of Shareholders (referred to herein as the Annual Meeting). This proxy procedure is necessary to permit all shareholders, many of whom are unable to attend the Annual Meeting, to vote. Our board of directors encourages you to read this document thoroughly and to take this opportunity to vote on the matters to be decided at the Annual Meeting.

About the Meeting: Questions and Answers
What am I voting on?
          You will be voting on the election of 10 directors for a one-year term or until the election and qualification of their successors.
Who is entitled to vote at the Annual Meeting, and how many votes do they have?
     Shareholders of record at the close of business on November 19, 2008 may vote at the Annual Meeting. Each share has one vote. There were 37,555,893 shares of common stock outstanding on November 19, 2008. If you are a shareholder of record and either (i) have been a shareholder of our common stock continuously for the six months prior to the date this proxy statement was first mailed to shareholders (as stated on page 1 of this proxy statement), or (ii) hold more than 5% of our outstanding common stock, you may inspect a list of shareholders eligible to vote. If you would like to inspect the list, please call Mark R. Sullivan, our Corporate Secretary, at (856) 206-4000 to arrange a visit to our offices.
How do I vote?
     How you vote will depend on how you hold your shares of our common stock.
Shareholders of record
     If your shares are registered directly in your name with our transfer agent, American Stock Transfer and Trust Company, you are considered a shareholder of record with respect to those shares, and these proxy materials are being sent directly to you. As a shareholder of record, you have the right to vote in person at the Annual Meeting or by proxy. If you wish to vote by proxy, mark, sign and date the enclosed proxy card and return it in the postage-paid envelope we have provided, or return it to c/o American Stock Transfer and Trust Company, 59 Maiden Lane, New York, NY 10038.
     When voting by proxy, you will be designating Peter Masanotti, our President and Chief Executive Officer, and Mark R. Sullivan, our General Counsel, Chief Compliance Officer and Secretary, as your proxies. They may act together or individually on your behalf, and will have the authority to appoint a substitute to act as proxy. Submitting a proxy above will not affect your right to attend the Annual Meeting and vote in person.
Beneficial owners
     Many of our shareholders hold their shares in “street name” through a stockbroker, bank or other nominee, rather than directly in their own names. If you hold your shares in one of these ways, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your stockbroker, bank or other nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your stockbroker, bank or other nominee on how to vote your shares. If you hold your shares in street name, your stockbroker, bank or other nominee has enclosed a voting instruction form for you to use in directing the stockbroker, bank or other nominee in how to vote your shares. Stockbrokers, banks or other nominees that are member firms of the New York Stock Exchange and who hold shares in street name for customers have the discretion to vote those shares with respect to certain matters, such as the uncontested election of directors, if they have not received instructions from the beneficial owners.

What is a proxy?
     A proxy is a person you appoint to vote on your behalf. By using the method discussed above, you will be appointing Peter Masanotti, our President and Chief Executive Officer, and Mark R. Sullivan, our General Counsel, Chief Compliance Officer and Secretary as your proxies. They may act together or individually on your behalf, and will have the authority to appoint a substitute to act as proxy. If you are unable to attend the Annual Meeting, please use the means available to you to vote by proxy so that your shares of common stock may be voted.
How will my proxy vote my shares?
     Your proxy will vote according to your instructions. If you complete and return the enclosed proxy card but do not indicate your vote, your proxy will vote “FOR” the election of the nominated slate of directors set forth on the accompanying proxy card. We do not intend to bring any other matter for a vote at the Annual Meeting. Your proxies are authorized to vote on your behalf, however, using their best judgment, on any other business that properly comes before the Annual Meeting.
How do I change my vote?
     You may revoke your proxy at any time before your shares are voted at the Annual Meeting by:
•	Notifying our Corporate Secretary, Mark R. Sullivan, in writing at 1000 Bishops Gate Blvd, Suite 300, Mount Laurel, NJ 08054, that you are revoking your proxy;

•	Submitting new voting instructions using the method described above; or

•	Attending and voting by ballot at the Annual Meeting.
     If your shares are held in “street name” by your stockbroker, bank or other nominee, you must submit new voting instructions to your stockbroker, bank or other nominee.
Who will count the votes?
     Our board of directors will appoint an inspector of election who will count the votes.
What constitutes a quorum?
     The holders of shares entitled to cast a majority of the votes at the Annual Meeting, either present or represented by proxy, constitute a quorum. A quorum is necessary in order to conduct the Annual Meeting. If you choose to have your shares represented by proxy at the Annual Meeting, you will be considered part of the quorum. If a quorum is not present at the Annual Meeting, the shareholders present in person or by proxy may adjourn the meeting to a date when a quorum is present. If a new record date is fixed for the adjourned meeting, we will provide notice of the adjourned meeting to each shareholder of record entitled to vote at the meeting.
What vote is required to approve the election of directors?
     Nominees will be elected by a plurality of the votes cast in person or represented by proxy at the Annual Meeting. This means that the 10 nominees with the most votes for election will be elected. You may choose to vote, or withhold your vote, separately for each nominee. A properly executed proxy card marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for the purposes of determining whether there is a quorum.
What percentage of our common stock do our directors and officers have voting or investment power over?
     As of November 19, 2008, our current directors and executive officers have voting or investment power over approximately 78.0% of our common stock. See the discussion under the heading “Stock Ownership of our Directors, Executive Officers, and 5% Beneficial Owners” on page 17 for more details.
Who is soliciting proxies, how are they being solicited, and who pays the cost?
     We, on behalf of our board of directors, through our directors, officers, and employees, are soliciting proxies primarily by mail. We will be bearing the cost of soliciting proxies. We may reimburse stockbrokers and other custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation material to the beneficial owners of our common stock.
When are shareholder proposals for next year’s Annual Meeting due?
     To be included in the mailing of the Notice of Annual Meeting of Shareholders, proxy statement, and proxy voting card for our 2009 Annual Meeting, proposed shareholder proposals must be received on or before August 31, 2009 by our Corporate Secretary, at 1000 Bishops Gate Blvd, Suite 300, Mount Laurel, NJ 08054. You should submit any proposal by a method that permits you to prove the date of delivery to us.
Who is our independent registered public accounting firm, and will they be represented at the Annual Meeting?
     KPMG LLP served as the independent registered public accounting firm auditing our consolidated financial statements and the effectiveness of our internal control over financial reporting for 2007, and has been appointed to audit and report on our consolidated financial statements and our internal control over financial reporting for 2008. We expect that one or more representatives of KPMG LLP will be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire, and will be available to answer appropriate questions during the meeting.
Will the directors be in attendance at the meeting?
     We do not have a policy regarding director attendance at our annual meetings, but currently we expect a representative of our directors to be in attendance at the Annual Meeting. We last held an annual meeting of shareholders on December 31, 2007. Our former director, Clement Revetti, Jr., was the only then current director who attended such annual meeting of shareholders.
How may I obtain a copy of the Company’s Form 10-K or additional copies of this proxy statement?
     You may request a copy of our Annual Report on Form 10-K for the year ended December 31, 2007 or this proxy statement, by writing to our Corporate Secretary at 1000 Bishops Gate Blvd, Suite 300, Mount Laurel, NJ 08054.

Election of Directors
Nominees for Election
     Our board of directors currently has 10 members. On August 19, 2008, our board of directors fixed the size of our board of directors at 10 directors. Each nominee has agreed, if elected, to serve a one-year term or until the election and qualification of his successor. If any nominee is unable to stand for election, which circumstance we do not anticipate, our board of directors may provide for a lesser number of directors or designate a substitute. In the latter event, shares represented by proxies may be voted for a substitute nominee.
     If a quorum is present at the Annual Meeting, then nominees will be elected by a plurality of the votes cast in person or represented by proxy at the meeting. Only shareholders of record on November 19, 2008 shall be entitled to vote at the Annual Meeting. There is no cumulative voting in the election of directors.
     Our board of directors has nominated all of the 10 current directors to stand for re-election based upon the recommendations of the Nominating Committee.
     Robert Aquilina, 53, has served as chairman of our board of directors since August 2008 and currently serves as chairman of the Compensation Committee. Mr. Aquilina has served as an Executive Partner, a senior operating consultant role, to S.A.C. Private Capital Group, LLC (SAC PCG) since 2007. Previously, he served as an Industrial Partner at Ripplewood Holdings LLC (Ripplewood), held the role of Co-Chairman of Flag Telecom Group Ltd. and was a board member of Japan Telecom Inc. Prior to these positions, Mr. Aquilina was a senior operating executive of AT&T, Inc. with a 21-year career. His last post at AT&T was as Co-President of AT&T Consumer Services and a member of the Chairman’s Operating Group. Previously within AT&T, Mr. Aquilina held a variety of senior positions including President of Europe, Middle East & Africa, Vice Chairman of AT&T Unisource, Vice Chairman of WorldPartners, Chairman of AT&T-UK, and General Manager of Global Data Services. Mr. Aquilina holds an M.B.A. from The University of Chicago and a Bachelors of Engineering degree from The Cooper Union for the Advancement of Science & Art in New York (Cooper Union). Mr. Aquilina has been a Member of Cooper Union’s Board of Trustees since 2000 and is currently chairing Cooper Union’s audit committee.
     Frank Baker, 36, has served as a member of our board of directors since August 2008 and currently serves as a member of the Compensation Committee and of the Nominating Committee. Mr. Baker is a Managing Director and co-founder of SAC PCG. Prior to establishing SAC PCG in 2007, Mr. Baker was a Managing Director at Ripplewood and RHJ International where he was responsible for making various private equity investments and taking RHJ International public on the Brussels Stock Exchange. He joined Ripplewood’s New York office in 1999 and transferred to Ripplewood Japan, Inc. in 2002. Prior to joining Ripplewood, Mr. Baker spent more than three years in investment banking as an Associate at J.P.Morgan Securities Inc. in the Capital Markets Group and as an Analyst at Goldman Sachs & Co. in the Mergers and Acquisitions Group. Mr. Baker has a B.A. in Economics from the University of Chicago and an M.B.A. from Harvard Business School.
     Peter E. Berger, 58, has served as a member of our board of directors since August 2008 and currently serves as a member of the Compensation Committee and as chairman of the Nominating Committee. Mr. Berger is a Managing Director and co-founder of SAC PCG. From 1995-1998 and 2000-2006, Mr. Berger was a founding member of Ripplewood and served as both a Managing Director of Ripplewood and as a Special Senior Advisor to the board of directors of RHJ International. Prior to joining Ripplewood, Mr. Berger was a senior partner and global head of the Corporate Finance Group at

Arthur Andersen & Co., where he began his career in 1974. From 1989-1991, he served as a Managing Director in investment banking at Bear Stearns Companies. From 1999-2000, Mr. Berger was Managing Director and Chief Executive Officer of Mediacom Ventures LLC, a boutique investment advisory firm. He also served as non-executive Chairman of the Board of Kepner-Tregoe, Inc., a management consulting company. Mr. Berger has a B.Sc. from Boston University and an M.B.A. from Columbia University Graduate School of Business.
     John F. Jastrem, 53, has served as a member of our board of directors since September 2008 and currently serves as a member of the Audit Committee. Mr. Jastrem has been president and CEO of Exhibitgroup/Giltspur, a division of Viad Corp., since 2006. Previously, Mr. Jastrem was an executive for eight years with Omnicom Group Inc., where he started in 1998 as chairman and CEO of Rapp Collins Worldwide-Dallas (RCW), the global leader in direct response marketing and database management. Prior to his tenure at Omnicom, Mr. Jastrem was president and CEO of TEAM Consultants, which specialized in strategic planning, financing, interim management, technology-enabled solutions, and mergers and acquisitions. Prior to joining TEAM Consultants, Mr. Jastrem served as a member of the executive team at Knapp Communications Corporation (the publisher of Architectural Digest and Bon Appetit magazines), and at Wickes Companies Inc., an international retailer and manufacturer.
     Colin J. O’Brien, 70, has served as a member of our board of directors since September 2008 and currently serves as a member of the Audit Committee. Prior to retiring in 2001, Mr. O’Brien was employed in various positions with Xerox Corporation from 1992-2001, including vice president of Business Development and Systems Strategy, CEO of Xerox’s New Enterprise Board, and executive chairman of XESystems Inc., a subsidiary of Xerox. In 1986, Mr. O’Brien formed an investment company with E.M. Warburg Pincus & Co. Inc., making a number of acquisitions in defense electronics. Prior to that time, Mr. O’Brien served as chairman and chief executive of Times Fiber Communications Inc., a publicly traded company, and president of General Instrument’s cable television operations. Mr. O’Brien has held management positions with Union Carbide in both Canada and Europe, and has served on a number of public and private boards.
     Brian O’Donoghue, 45, has served as a member of our board of directors since December 2007 and currently serves as a member of the Compensation Committee and the Nominating Committee. Mr. O’Donoghue is a founder and, since 2005, managing member of Arklow Capital, LLC. Mr. O’Donoghue served as the General Counsel and Senior Vice President of Viewpoint Corporation, a publicly traded internet marketing and software company from 2000 to 2005. Before joining Viewpoint in 2000, Mr. O’Donoghue was an associate in the Global Corporate Finance and Financial Restructuring groups of the New York law firm of Milbank, Tweed, Hadley & McCloy LLP specializing in finance and securities, mergers and acquisitions, public and private offerings, and restructurings and reorganizations.
     Warren E. Pinckert II, 64, has served as a member of our board of directors since February 2008 and currently serves as the chairman of the Audit Committee and as a member of the Compensation Committee. Mr. Pinckert was the Chief Executive Officer of Cholestech Corporation, a medical device company, from 1993 until its acquisition in 2007. Prior to joining Cholestech, Mr. Pinckert served as Chief Financial Officer of Sunrise Medical, a durable medical equipment manufacturer. Mr. Pinckert also served as a member of the board of directors of PacifiCare Health Systems, a managed care company, until its acquisition in 2005.
     Mark E. Schwarz, 48, has served as a member of our board of directors since December 2007 and currently serves as a member of the Nominating Committee. Since 1993, Mr. Schwarz has served, directly or indirectly through entities he controls, as the sole general partner of Newcastle Partners, L.P., a private investment firm. Since 2000, he has also served as the President and sole Managing Member of Newcastle Capital Group, L.L.C., the general partner of Newcastle Capital Management, L.P., a private investment management firm. From 1993 until 1999, Mr. Schwarz was a securities analyst and portfolio manager for SCM Advisors, L.L.C. and Sandera Capital Management, L.L.C., private investment firms associated with the Lamar Hunt family. Mr. Schwarz presently serves as Chairman of the boards of directors of Hallmark Financial Services, Inc., an insurance holding company that engages in the sale of property/casualty insurance products to businesses and individuals; Pizza Inn, Inc., an operator and franchisor of pizza restaurants; Bell Industries, Inc., a company primarily engaged in providing computer systems integration services; and New Century Equity Holdings Corp., a company in transition that is currently seeking potential merger and acquisition candidates. Mr. Schwarz is also a director of Nashua Corporation, a manufacturer of specialty papers, labels and printing supplies and SL Industries, Inc., a developer of power systems used in a variety of aerospace, computer, datacom, industrial, medical, telecom, transportation and utility equipment applications.
     Michael Seedman, 52, has served as a member of our board of directors since August 2008 and currently serves as a member of the Nominating Committee. Mr. Seedman is the founder of Seedman and Associates, a private equity firm. He has more than 30 years of senior executive management, leadership and technological innovation expertise and experience. Mr. Seedman was previously an Industrial Partner with Ripplewood, where he served on the D&M Holdings Inc. board of directors. He began his affiliation with Ripplewood as an Industrial Partner with Western Multiplex Corp. (acquired by Proxim Corporation), where he served on its board of directors. Before his association with Ripplewood, Mr. Seedman was the founder and Chairman of Entrega Technologies (acquired by Xircom), a computer peripheral designer and manufacturer. Mr. Seedman was Vice President and General Manager of U.S. Robotics’ Personal Communications Division (acquired by 3Com Corporation). Prior to US Robotics, Mr. Seedman served as President and Chief Executive Officer of Practical Peripherals, which he founded in 1981 and later sold to Hayes Microcomputer, Inc. Mr. Seedman currently serves on the boards of directors of Revenew Systems, Inc., Cleversafe Inc., and LS Research, LLC. His previous board affiliations have been with both public and private boards. Mr. Seedman has served as an Executive Partner, a senior operating consultant role, to SAC PCG since 2007.
     Andrew E. Vogel, 35, has served as a member of our board of directors since September 2008 and currently serves as a member of the Audit Committee. Mr. Vogel is a Managing Member of ZM Capital, a media-focused private equity firm, and has been working at ZelnickMedia Corp. since late 2003. Prior to joining ZelnickMedia, Mr. Vogel was an investment professional at Ripplewood Holdings. Previously, Mr. Vogel was an associate at McCown De Leeuw & Co. and an investment banker in Lehman Brothers’ Mergers and Acquisitions group. Mr. Vogel is also a director of ThinkMap Inc. Mr. Vogel has a B.A. from Wesleyan University and an M.B.A. from Harvard Business School.
Our board of directors unanimously recommends a vote “FOR” each of the nominees.

Governance of the Company
     Our business, property and affairs are managed by, or under the direction of, our board of directors, which currently consists of 10 directors. Our board of directors maintains an Audit Committee, a Nominating Committee and a Compensation Committee, each of which is discussed in detail below.
     Shareholder communications may be sent to our board of directors by mail addressed to: Board of Directors, MedQuist Inc., 1000 Bishops Gate Blvd, Suite 300, Mount Laurel, NJ 08054.
Independence of Directors
     On July 17, 2008, our common stock was relisted on the Global Market of The NASDAQ Stock Market LLC (NASDAQ). We qualify as a “controlled company” as defined in Rule 4350(c)(5) of the Marketplace Rules (Marketplace Rules) of NASDAQ because more than 50% of our voting power is controlled by a single shareholder, CBay, Inc. (CBay). As a controlled company, we are exempt from the requirements of Rule 4350(c) of the Marketplace Rules with respect to our board of directors being comprised of a majority of “independent directors” and the related rules covering the independence of directors serving on the Compensation Committee and the Nominating Committee of our board of directors. The controlled company exemption does not modify the independence requirements of the Audit Committee, which requires three independent directors. Our Audit Committee currently consists of four independent directors (Messrs. Jastrem, O’Brien, Vogel and Pinckert).
     As required by the rules of the Securities and Exchange Commission (SEC), our board of directors uses the independence requirements of NASDAQ (the Independence Requirements) to assess the independence of each of its members. Our board of directors has determined that Messrs. Pinckert, Jastrem, O’Brien, O’Donoghue, Schwarz and Vogel are “independent” in accordance with the Independence Requirements. In making its determinations, our board of directors did not consider any related party transactions that are not described in the section of this proxy statement under the heading “Certain Relationships and Related Transactions” beginning on page 46.
Committees of our Board of Directors
     Our board of directors maintains the following three standing committees: Audit Committee; Compensation Committee; and Nominating Committee.
Audit Committee
     The Audit Committee oversees our corporate accounting and financial reporting process. The responsibilities of the Audit Committee, which are set forth in a written charter adopted by our board of directors and available on our website at www.medquist.com, include:
•	review and assess the adequacy of the Audit Committee and its charter at least annually;

•	evaluate, determine the selection of, and if necessary, the replacement/rotation of, our independent registered public accounting firm;

•	ensure timely rotation of lead and concurring audit partner of our independent registered public accounting firm;

•	review our audited consolidated financial statements as well as our quarterly consolidated financial statements which are not audited;

•	review whether interim accounting policies and significant events or changes in accounting estimates were considered by our independent registered public accounting firm to have affected the quality of our financial reporting;

•	review our financial reports and other information submitted to any governmental body or the public;

•	review with management and our independent registered public accounting firm their judgments about the quality of disclosures in our consolidated financial statements;

•	obtain from our independent registered public accounting firm its recommendation regarding our internal control over financial reporting and review management’s report on its assessment of the design and effectiveness of our internal control over financial reporting;

•	review management’s report on its assessment of the design and effectiveness of our internal control over financial reporting;

•	review our major financial risk exposures;

•	pre-approve all audit and permitted non-audit services and related fees;

•	establish, review and update periodically our code of business conduct and ethics;

•	establish and review policies for approving related party transactions between us and our directors, officers or employees;

•	adopt procedures for receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters; and

•	adopt regular and separate systems of reporting to the Audit Committee by management and our internal auditors regarding controls and operations of business units.
     The Audit Committee (or disinterested members of our board of directors) is also responsible for approving or ratifying all related party transactions. If the related party transaction involves compensation, such transaction must also be approved by the Compensation Committee. The Audit Committee is composed of Warren E. Pinckert II (Chair), John F. Jastrem, Colin J. O’Brien and Andrew E. Vogel. Messrs. Pinckert, Jastrem, O’Brien and Vogel have been determined by our board of directors to have met the Independence Requirements for the purposes of serving on the Audit Committee . Our board of directors has determined that Mr. Pinckert is our “audit committee financial expert” as that term is defined in Item 407(d)(5) of Regulation S-K.
Compensation Committee
     While our board of directors is responsible for determining and approving the compensation for our executive officers in its sole discretion, including all individuals whose compensation is set forth in the “Summary Compensation Table” below, it frequently solicits recommendations from the Compensation Committee regarding the following:
•	the corporate goals and objectives relevant to the compensation of our President and Chief Executive Officer and our other executive officers;

•	the performance of these officers in light of those goals and objectives; and

•	the compensation of these officers based on such evaluations.
     The Compensation Committee is composed of Robert Aquilina (Chair), Frank Baker, Peter Berger, Brian O’Donoghue and Warren Pinckert. The Compensation Committee does not have a written charter.
Nominating Committee
     The responsibilities of the Nominating Committee, which are set forth in a written charter adopted by our board of directors and available on our website at www.medquist.com, includes the selection of potential candidates for our board of directors. The Nominating Committee also makes recommendations to our board of directors concerning the membership of the other board committees and is responsible for developing policies and procedures with regard to the consideration of any director candidates recommended by our shareholders. The Nominating Committee is composed of Peter Berger (Chair), Frank Baker, Michael Seedman, Brian O’Donoghue and Mark Schwarz.
     Generally, our board of directors seeks diverse members who possess the background, skills and expertise to make a significant contribution to our board of directors, us and our shareholders. The Nominating Committee has adopted a set of procedures to guide it in the identification and evaluation of director nominees. The Nominating Committee supports our view that the continuing service of qualified incumbents promotes stability and continuity in the board room, contributing to our board of directors’ ability to work as a collective body, while giving us the benefit of the familiarity and insight into our affairs that our incumbent directors have accumulated during their tenure. Accordingly, the process of the Nominating Committee for identifying director nominees first considers renominating incumbent directors who continue to satisfy the Nominating Committee’s criteria for membership on our board of directors, whom the Nominating Committee believes continue to make important contributions to our board of directors and who consent to continue their service on our board of directors.
     If the Nominating Committee concludes new candidates are appropriate, it will review appropriate biographical information about the proposed candidates considering the following criteria, among others: personal and professional integrity, ethics and values; experience in corporate management, such as serving as an officer or former officer of a publicly held company; experience in our industry; experience as a board member of another publicly held company; diversity of expertise and experience in substantive matters pertaining to our business relative to other members of our board of directors; and practical and mature business judgment. The Nominating Committee will also consider our board of directors’ overall balance of diversity of perspectives, backgrounds and experiences. In seeking candidates, the Nominating Committee will solicit suggestions from other members of our board of directors and our management and may also engage the services of a professional search firm. The Nominating Committee will discuss and consider the potential candidates and choose which candidates to recommend to our board of directors.
     Candidates proposed by shareholders in accordance with the procedures set forth in our By-Laws will be considered by the Nominating Committee under criteria similar to the evaluation of other candidates, except that the Nominating Committee may consider, as one of the factors in its evaluation of shareholder recommended nominees, the size and duration of the interest in our common stock of the recommending shareholder or shareholder group. The Nominating Committee may also consider the extent to which the recommending shareholder intends to continue holding its interest in us, including, in the case of nominees recommended for election at an annual meeting of shareholders, whether the recommending shareholder intends to continue holding its interest at least through the time of such annual meeting.

     Our By-Laws provide that nominations for director may be made by a shareholder entitled to vote who delivers notice along with the additional information and materials required by our By-Laws to our Corporate Secretary prior to the date listed elsewhere in this proxy statement. You can obtain a copy of the By-Law provision by writing to Mark R. Sullivan, our Corporate Secretary, 1000 Bishops Gate Blvd, Suite 300, Mount Laurel, NJ 08054. A copy of our By-Laws is posted on our website at www.medquist.com.
Board of Directors and Committee Meetings Held During 2007
     During 2007, our board of directors held 25 meetings and the committees of our board of directors held a total of 28 meetings (including 10 meetings of the Audit Committee, 4 meeting of the Compensation Committee, 6 meetings of the Nominating Committee and 8 meetings of the Supervisory Committee, which is described in more detail under the heading entitled “Certain Relationships and Related Transactions” beginning on page 46). During 2007, all of the members of our board of directors attended at least 75% of the meetings of our board of directors held while they were members. All of the members of our board of directors attended at least 75% of the meetings of committees of our board of directors on which they served during 2007.
Compensation of Directors
     Robert Aquilina, Frank Baker, Peter Berger and Michael Seedman, each of whom is affiliated with our majority owner, CBay, do not receive any compensation for their service on our board of directors. Our former directors, Clement Revetti, Stephen Rusckowski, Gregory Sebasky, Edward Siegel and Scott Weisenhoff, each of whom was affiliated with our former majority owner, Koninklijke Philips Electronics N.V. (Philips), did not receive any compensation for their service on our board of directors. All directors are reimbursed for all reasonable expenses incurred by them in connection with their service on our board of directors. Our independent directors receive the following annual compensation:

Annual Board Retainer	$90,000 to be paid in equal installments of:
• a non-refundable payment of $45,000 payable on February 15th of each year (for service period of February 15th to August 14th)
• a non-refundable payment of $45,000 payable on August 15th of each year (for service period of August 15th to February 14th)

Board Meeting Fees	$2,000 for meetings attended in person
$1,000 for meetings attended by phone

Committee Chair Retainers	Audit Committee — $15,000
Compensation Committee — $7,500
Nominating Committee — $5,000

Committee Meeting Fees	$1,000 for meetings attended in person
(All Committees)	$500 for meetings attended by phone
     Messrs. O’Donoghue and Schwarz, each of whom joined our board of directors in December 2007, did not receive any compensation for their service to us in 2007.
     Our board of directors granted an aggregate of 37,947 shares of our common stock as deferred stock awards for 2007, 2006 and 2005 to our former independent directors, N. John Simmons, Jr., Richard H.

Stowe and John H. Underwood, on October 4, 2007, the day we became current in our periodic reporting obligations with the SEC. The grant was made at a price of $11.20 per share, the closing price of our common stock as reported by the Pink Sheets, LLC (Pink Sheets) on October 4, 2007. The cash component of Messrs. Simmons’, Stowe’s and Underwood’s compensation was paid during the year in which it was earned. For their service in 2007 from January 1, 2007 through their resignation from our board of directors on November 9, 2007, each of our former independent directors received a prorated portion of the following applicable portions of the cash component of their annual compensation: $25,000 in cash to cover all meetings, with committee chairs receiving an additional $2,000 in cash and the chair of the Audit Committee receiving an additional $5,000 in cash. In addition, each of our former independent directors received a $15,000 retainer for their service from September 18, 2007 to November 9, 2007 on an ad hoc independent committee formed by our board of directors. The following table sets forth the compensation of our former independent directors for their service on our board of directors during the year ended December 31, 2007:

	Fees Earned	Deferred Stock
	or Paid in	Awards(1)
Name	Cash ($)	($)	Total ($)
N. John Simmons, Jr.	41,438	50,000	91,438
Richard H. Stowe	38,438	50,000	88,438
John H. Underwood	38,438	50,000	88,438

(1)	The amounts listed in this column represent the fair market value, as of October 4, 2007, of the shares of our common stock subject to each director’s deferred stock award for 2007.
Executive Officers of the Company
     Peter Masanotti, 53, has served as our Chief Executive Officer since September 2008 and as our President since November 2008. Prior to joining us, Mr. Masanotti was managing director and global head of Business Process Sourcing at Deutsche Bank since May 2007, where he was responsible for offshore and onshore labor productivity and efficiency for the investment banking platform. From July 2005 through May 2007, Mr. Masanotti was the Chief Operating Officer and Executive Vice President of OfficeTiger LLC, a judgment-based business outsourcing firm which services major investment banks and Fortune 500 companies. From December 2001 to May 2005, Mr. Masanotti served as Chief Operating Officer of Geller & Company, a privately held finance and accounting outsourcing firm.
     Mark Ivie, 49, has served as our Senior Vice President and Chief Technology Officer since June 2005 and as our Interim President and Chief Executive Officer from June 2008 until September 2008. Prior to joining us, Mr. Ivie served as General Manager, Enterprise Systems and Technology, of GE Healthcare between June 2003 and May 2005 and General Manager, Global Engineering, of GE Medical Systems between December 1998 and June 2003, where he was responsible for the creation and adoption of standards and for creating the infrastructure for shared functional modules. From January 1992 until December 1998, Mr. Ivie served as a Department Head for the telecom support software business at Lucent Bell Laboratories.
     Michael F. Clark, 46, has served as our Senior Vice President of Operations since February 2005. Mr. Clark joined us in 1998 through our acquisition of MRC. From November 2003 until February 2005, Mr. Clark served as our Senior Vice President of Operations for our Western Division. From May 2002 until November 2003, Mr. Clark served as our Vice President of Operations for our Southwest Division and from January 1998 until July 2000, he served as Region Vice President for the Southeast. From May

2001 until May 2002, Mr. Clark served as Chief Operating Officer for eScribe, a transcription service provider. While at MRC, Mr. Clark served as Vice President, Marketing and Corporate Services.
     James Brennan, 61, has served as our Principal Accounting Officer, Controller, Treasurer and Vice President since November 2006 and Interim Principal Financial Officer since November 2008. From March 2006 until his appointment as our Principal Accounting Officer, Controller and Vice President, Mr. Brennan served as a consultant to us providing Sarbanes-Oxley compliance and financial accounting services. Mr. Brennan has been operating his own consulting firm, specializing in providing Sarbanes-Oxley compliance and financial accounting services, since July 2005. Between May 2000 and July 2005, Mr. Brennan served as the Vice President of Finance for two divisions of IKON Office Solutions. From 1995 to 1998, Mr. Brennan served as Vice President and Business Unit Financial Officer for the GS Electric Division of General Signal. From 1991 to 1995, Mr. Brennan served as Assistant Controller of General Signal Corporation.
     Mark R. Sullivan, 37, serves as our General Counsel, Chief Compliance Officer and Secretary. Mr. Sullivan was appointed as General Counsel in September 2006, Chief Compliance Officer in July 2006 and Secretary in January 2005. From August 2004 until September 2006, Mr. Sullivan served as our Acting General Counsel. Between March 2003 and August 2004, Mr. Sullivan served as our Associate General Counsel and Assistant Secretary. Prior to joining us, Mr. Sullivan was in private practice with Pepper Hamilton LLP from January 2000 until March 2003, and Drinker Biddle & Reath LLP from August 1998 to January 2000.
     We are not aware of any arrangements or understandings between any of the individuals listed above and any other person pursuant to which he or she was or is to be selected as an officer, other than any arrangements or understandings with our officers acting solely in their capacities as such.
Code of Conduct
     We have adopted a written code of business conduct and ethics which applies to all of our directors, officers and other employees, including our principal executive officer, our principal financial officer and our principal accounting officer. Our code of business conduct and ethics is available on our website, www.medquist.com. Any amendments to our code of business conduct and ethics or waivers from the provisions of our code of business conduct and ethics for our principal executive officer, our principal financial officer or our principal accounting officer will be disclosed on our website within four business days following the date of such amendment or waiver.
Copies of Referenced Documents
     Copies of the documents referred to above that appear on our website are also available upon request by any shareholder addressed to Mark R. Sullivan, our Corporate Secretary, 1000 Bishops Gate Blvd, Suite 300, Mount Laurel, NJ 08054.

Report of the Audit Committee
     The following Report of the Audit Committee shall not be deemed incorporated by reference into any of our filings under the Securities Act of 1933, as amended (Securities Act), or the Securities Exchange Act of 1934, as amended (Exchange Act), except to the extent we specifically incorporate it by reference therein.
     The Company has a separately-designated standing Audit Committee established in accordance with section 3(a)(58)(A) of the Exchange Act. The Audit Committee of the board of directors is comprised of directors who meet the existing NASDAQ independence standards and the rules of the SEC. The board of directors has determined that Mr. Pinckert qualifies as an “audit committee financial expert” as defined in the rules of the SEC. The Audit Committee operates under a written charter adopted by the board of directors which is available on our website at www.medquist.com.
     During 2007, at each of its regular meetings, the Audit Committee met with the senior members of the Company’s finance department, the general or associate general counsel, representatives of the Company’s independent registered public accounting firm and representatives of the accounting firm that provides services as the Company’s internal audit function (internal audit function). Also at each regular meeting, the Audit Committee met privately with representatives of the Company’s independent registered public accounting firm as well as the internal audit function, and discussed financial management, legal, accounting, auditing, and internal control matters.
     At various meetings throughout the year, the Audit Committee discussed the adequacy of the Company’s internal controls, its internal control assessment process, management’s assessment of internal control over financial reporting, and the documentation of, and review of and compliance with, internal controls with the representatives of the Company’s independent registered public accounting firm, with independent consultants hired to assist in our compliance with Section 404 of the Sarbanes-Oxley Act of 2002, and with appropriate Company financial personnel, including the internal audit function, and members of senior management. The Audit Committee also discussed with representatives of the Company’s independent registered public accounting firm their evaluation of the Company’s system of internal control over financial reporting, and discussed with the Company’s senior management and representatives of the Company’s independent registered public accounting firm the process used for the certifications by the Company’s Chief Executive Officer and Chief Financial Officer required by the SEC.
     The Audit Committee met 10 times during 2007. The Audit Committee schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its responsibilities and promptly reports to the board of directors thereon. The Audit Committee’s regular meetings include executive sessions with representatives of the Company’s independent registered public accounting firm and the internal audit function without the presence of the Company’s management.
     Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of financial statements in accordance with U.S. generally accepted accounting principles. The Company’s independent registered public accounting firm audited the annual consolidated financial statements prepared by management, expressed an opinion as to whether those consolidated financial statements fairly present, in all material respects, the financial position, results of operations and cash flows of the Company in conformity with U.S. generally accepted accounting principles, and discussed with the Audit Committee any issues they believe should be raised with the Audit Committee. The Company’s independent registered public accounting firm also audited and discussed with the Audit Committee the Company’s internal control over financial reporting. The Audit Committee’s responsibility is to monitor and review these processes. None of the members of the Audit

Committee are professionally engaged in the practice of accounting or auditing. The Audit Committee relies, without independent verification, on the information provided to it and on the representations made by management, the internal audit function and the Company’s independent registered public accounting firm.
     As part of its oversight of the Company’s consolidated financial statements, the Audit Committee reviewed and discussed the Company’s audited consolidated financial statements with representatives of its independent registered public accounting firm for the relevant periods with and without management present. During 2007, management advised the Audit Committee that each set of financial statements presented to the Audit Committee for review had been prepared in accordance with U.S. generally accepted accounting principles, and management reviewed with the Audit Committee significant accounting and disclosure issues regarding such statements. These reviews included discussion with the Company’s independent registered public accounting firm of matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended by the Auditing Standards board of directors of the American Institute of Certified Public Accountants. The Audit Committee has also received the written disclosures and letter from the Company’s independent registered public accounting firm required by applicable requirements of the Public Accounting Oversight Board concerning independence, and has discussed with the Company’s independent registered public accounting firm matters relating to its independence.
     Based on the reviews and discussions referred to above, the Audit Committee recommended to the board of directors that the consolidated financial statements prepared by management for the year ended December 31, 2007 be included in the Company’s annual report on
Form 10-K for the same period.

Audit Committee of the Board of Directors

Warren E. Pinckert II, Chairman
John F. Jastrem
Colin J. O’Brien
Andrew E. Vogel
November 21, 2008

Relationship with Independent Registered Public Accounting Firm
     The Audit Committee of our board of directors is responsible for the appointment, compensation, oversight and replacement, if necessary, of our independent registered public accounting firm. In accordance with the charter of the Audit Committee, the Audit Committee must approve, in advance of the service, all audit, internal control-related and permissible non-audit services provided by our independent registered public accounting firm, subject to a de minimis exception for non-audit services. In its review of non-audit service fees, the Audit Committee considers, among other things, the possible effect of the performance of such services on the independence of our independent registered public accounting firm. Our independent registered public accounting firm may not be retained to perform any of the non-audit services specified in Section 10A(g) of the Exchange Act.
     All services provided by KPMG LLP, our independent registered accounting firm, for the years ended December 31, 2007 and 2006 were preapproved by the Audit Committee.
Fees Paid to the Principal Accountant — 2007 and 2006
     The following table sets forth the aggregate fees billed to us for the years ended December 31, 2007 and 2006 by KPMG LLP (in thousands):

Fees	2007	2006
Audit Fees (1)	$6,577	$5,977
Audit-Related Fees	—	—
Tax Fees (2)	263	254
All Other Fees (3)	—	198

Total Fees	$6,840	$6,429

(1)	Audit Fees — represents aggregate fees paid or accrued for the audit of our internal control over financial reporting as required by Section 404, the audit of management’s assessment of our internal control over financial reporting (2006 only), the audit of our annual financial statements and review of our interim financial statements, and fees for services that are normally provided by our independent registered public accounting firm in connection with statutory and regulatory filings.

(2)	Tax Fees — represents fees for all professional services rendered by our independent registered public accounting firm’s tax professionals, except those related to the audit of our financial statements, including tax compliance, tax advice and tax planning.

(3)	All Other Fees — represents fees for professional services rendered in connection with a potential acquisition.

Stock Ownership of our Directors, Nominees, Executive Officers, and 5% Beneficial Owners
     The following table shows information known to us about beneficial ownership (as defined under the regulations of the SEC) of our common stock by:
•	Each person we know to be the beneficial owner of at least five percent of our common stock;

•	Each current director;

•	Each person named in our Summary Compensation Table; and

•	All current directors and executive officers as a group.
     The percentages of shares outstanding provided in the table below are based on 37,555,893 shares of common stock outstanding as of November 19, 2008. Beneficial ownership is determined in accordance with SEC rules and regulations and generally includes voting or investment power with respect to securities. Unless otherwise indicated, each person or entity named in the table below has sole voting and investment power, or shares voting and investment power with his or her spouse, with respect to all shares of stock listed as owned by that person. Shares issuable upon the exercise of options that are exercisable within 60 days of November 19, 2008 are included in the table below and are considered to be outstanding for the purpose of calculating the percentage of outstanding shares of our common stock held by the individual, but not for the purpose of calculating the percentage of outstanding shares held by any other individual. The address of our directors and executive officers is c/o MedQuist Inc., 1000 Bishops Gate Blvd., Suite 300, Mount Laurel, New Jersey, 08054.

	Number of Shares	Percent of
	of Common Stock	Shares
Name of Beneficial Owner	Beneficially Owned	Outstanding
CBay Inc. (1)	26,085,086	69.5%
2661 Riva Road Building 1000, Fifth Floor Annapolis MD 21401
Newcastle Partners, L.P. (2)	2,490,406	6.6%
200 Crescent Court, Suite 1400 Dallas, Texas 75201
Costa Brava Partnership III L.P. (3)	1,938,821	5.2%
420 Boyleston Street Boston, Massachusetts 02116

Directors, Named Executive Officers and Former Named Executive Officers
Brian O’Donoghue (4)	554,651	1.5%
Warren E. Pinckert, II	—	—
Robert Aquilina (1)	26,085,086	69.5%
Frank Baker (1)	26,085,086	69.5%
Mark E. Schwarz (2)	2,662,474	5.2%
Peter E. Berger (1)	26,085,086	69.5%
Michael Seedman (1)	26,085,086	69.5%
John F. Jastrem	—	—
Colin J. O’Brien	—	—
Andrew E. Vogel	—	—
Peter Masanotti	—	—
Howard S. Hoffmann	—	—
Kathleen E. Donovan (5)	—	—
R. Scott Bennett (6)	—	—
Mark Ivie (7)	—	—
Mark R. Sullivan (8)	2,576	*
Frank Lavelle (9)	—	—
Linda Reino (10)	—	—
All current directors and executive officers as a group (15 persons) (1) (2) (4) (7) (8) (11)	29,331,987	78.0%

*	Less than one percent.

(1)	According to a Schedule 13D/A filed with the SEC on November 5, 2008: (i) CBay is a Delaware corporation, the principal business of which is to serve as an intermediate holding company for a portfolio of businesses that provide U.S. medical transcription, healthcare technology and healthcare financial services operations; (ii) CBaySystems is a British Virgin Islands company, the principal business of which is to serve as a holding company for a portfolio of businesses that provide medical transcription, healthcare technology and healthcare financial services operations; (iii) S.A.C. PEI CB Investment, L.P. (SAC CBI) is a Cayman Islands limited partnership, the principal business of which is to invest in securities of CBaySystems; (iv) S.A.C. PEI CB Investment GP, Limited (SAC CBI GP) is a Cayman Islands company, the principal business of which is to serve as general partner of SAC CBI; (v) S.A.C. Private Equity Investors, L.P. (SAC PEI) is a Cayman Islands limited partnership, the principal business of which is to invest in the securities of various companies; (vi) S.A.C. Private Equity GP, L.P. (SAC PEI GP) is a Cayman Islands limited partnership, the principal business of which is to serve as general partner of SAC PEI; (vii) S.A.C. Capital Management, LLC (SAC Capital Management) is a Delaware limited liability company, the principal business of which is to serve as investment manager to certain private investment funds; (viii) Steven A. Cohen is a resident of Connecticut, the principal business of whom is to serve as the principal of certain investment managers, including SAC Capital Management and certain other affiliated entities; and (ix) by reason of such relationships, Cohen, CBay, CBaySystems, SAC CBI, SAC CBI GP, SAC PEI, SAC PEI GP and SAC Capital Management may be deemed, pursuant to Rule 13d-3 of the Exchange Act, to be the beneficial owners of all shares of common stock held by CBay.

(2)	According to a Schedule 13D/A filed with the SEC on November 12, 2008: (i) Newcastle Partners, L.P. (Newcastle) is a Texas limited partnership, the principal business of which is investing in securities; (ii) Newcastle Capital Management, L.P. (NCM) is a Texas limited partnership, the principal business of which is acting as the general partner of Newcastle; (iii) Newcastle Capital Group, L.L.C. (NCG) is a Texas limited liability company, the principal business of which is acting as the general partner of NCM; (iv) Mark E. Schwarz (Schwarz) is an individual whose principal business is serving as the managing member of NCG; and (v) by reason of such relationships, Schwarz, NCG and NCM may be deemed, pursuant to Rule 13d-3 of the Exchange Act, to be the beneficial owners of all shares of common stock held by Newcastle.

(3)	According to a Schedule 13D/A filed with the SEC on January 24, 2008: (i) Costa Brava Partnership III L.P. (Costa Brava) is a Delaware limited partnership, the principal business of which is investing in securities; (ii) Roark, Rearden & Hamot, LLC (RRH) is a Delaware limited liability company, the principal business of which is acting as the general partner of Costa Brava; (iii) Seth W. Hamot is an individual whose principal business is serving as the President of RRH; (iv) Andrew R. Siegel is an individual whose principal business is serving as a Senior Vice President of RRH and (v) by reason of such relationships, RRH, Mr. Hamot and Mr. Siegel may be deemed, pursuant to Rule 13d-3 of the Exchange Act, to be the beneficial owners of all shares of common stock held by Costa Brava.

(4)	According to information we received from Mr. O’Donoghue, the shares are held by Arklow, a pooled investment vehicle, the principal business of which is investing in securities. Arklow Capital, LLC (Arklow Capital), of which Mr. O’Donoghue is a founder and managing member, is the investment manager of Arklow and by reason of such relationships, Arklow Capital and Mr. O’Donoghue may be deemed, pursuant to Rule 13d-3 of the Exchange Act, to be the beneficial owner of all shares of common stock held by the Master Fund.

(5)	Includes options to purchase 80,000 shares of our common stock held by Ms. Donovan that may be exercised within 60 days of November 19, 2008. Ms. Donovan is our former Senior Vice President and Chief Financial Officer. Ms. Donovan’s employment with us ended upon her resignation effective on November 21, 2008.

(6)	Includes options to purchase 60,000 shares of our common stock held by Mr. Bennett that may be exercised within 60 days of November 19, 2008. Mr. Bennett is our former Senior Vice President of Sales and Marketing. Mr. Bennett’s employment with us terminated on October 30, 2008.

(7)	Includes options to purchase 60,000 shares of our common stock held by Mr. Ivie that may be exercised within 60 days of November 19, 2008.

(8)	Includes options to purchase 2,500 shares of our common stock held by Mr. Sullivan that may be exercised within 60 days of November 19, 2008.

(9)	According to a Form 3 filed with the SEC on March 18, 2005. Mr. Lavelle is our former President. Mr. Lavelle’s employment with us terminated in May 2007. This is the most current information we have for Mr. Lavelle.

(10)	According to a Form 3 filed with the SEC on October 3, 2006. Ms. Reino is our former Chief Operating Officer. Ms. Reino’s employment with us terminated in May 2007. This is the most current information we have for Ms. Reino.

(11)	Includes our current directors (Messrs. Aquilina, Baker, Berger, Jastrem, O’Brien, O’Donoghue, Pinckert, Schwarz, Seedman and Vogel) and our current executive officers (Messrs. Masanotti, Ivie, Clark, Brennan and Sullivan). Includes options to purchase 27,200 shares of our common stock held by Mr. Clark that may be exercised within 60 days of November 19, 2008.

Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Exchange Act requires that each of our executive officers, directors and persons who beneficially own more than 10% of our common stock file with the SEC reports of ownership and changes in their ownership of our common stock. Our executive officers and directors and beneficial owners of greater than 10% of our common stock are required by SEC regulations to provide us with copies of all Section 16(a) forms that they file. Based solely on our review of the copies of such forms furnished to us, we believe that for the year ended December 31, 2007, all of our executive officers, directors and persons owning greater than 10% of our common stock complied with all Section 16(a) filing requirements applicable to them.

Executive Compensation
Compensation Discussion and Analysis
Compensation Philosophy
     We provide our executive officers, including our President and Chief Executive Officer (Mr. Masanotti), with incentives tied to the achievement of our corporate objectives.
     During the past few years, in making executive hiring and compensation decisions, we considered the risks associated with our ongoing litigation and governmental investigation matters, as well as our decision in June 2004 to not provide traditional equity-based long term incentives until we became current in our periodic filing obligations under the Exchange Act in October 2007. During the past few years, we experienced a significant turnover in our senior management. In light of all of these challenges, our board of directors established a total compensation philosophy and structure designed to accomplish the following objectives:
•	attract, retain and motivate executives who can thrive in a competitive environment of continuous change and who can achieve positive business results in light of the challenges that we have faced and continue to face;

•	provide our executives with a total compensation package that recognizes individual contributions, as well as overall business results; and

•	promote and reward the achievement of objectives that our board of directors and management believe will lead to long-term growth in shareholder value, including the resolution of our ongoing litigation and governmental investigation matters.
     To achieve these objectives, we intend to maintain compensation arrangements that tie a substantial portion of our executive officers’ overall compensation to the achievement of key strategic, operational and financial goals.
Setting Executive Officer Compensation
Board of Directors, Compensation Committee and Management
     While our board of directors is responsible for determining and approving the compensation of our executive officers in its sole discretion, it frequently solicits recommendations from the Compensation Committee regarding the following:
•	the corporate and individual goals and objectives relevant to the compensation of our executive officers;

•	the evaluation of our corporate performance and the performance of our executive officers in light of such goals and objectives; and

•	the compensation of our executive officers based on such evaluations.
     On a going forward basis, our new President and Chief Executive Officer (Mr. Masanotti), our current Vice President of Human Resources and the Compensation Committee together will review the performance of our executive officers, other than Mr. Masanotti, and will provide our board of directors with the results of the review and make recommendations to our board of directors for final approval with respect to the compensation of our executive officers. Our board of directors currently is, and will continue to be, responsible for setting the compensation of Mr. Masanotti and evaluating his performance based on corporate goals and objectives.
     Prior to Mr. Masanotti’s arrival, our former President (Mr. Lavelle, prior to his May 2007 departure), our former Chief Executive Officer (Mr. Hoffmann) and our current Vice President of Human Resources provided our board of directors with a review of the performance of our executive officers, other than Mr. Lavelle and Mr. Hoffmann, and made recommendations to our board of directors for final approval with respect to the compensation for those executive officers. Following the departure of Mr. Lavelle in May 2007 and until Mr. Hoffmann’s departure in June 2008, Mr. Hoffmann, our current Vice President of Human Resources and the Compensation Committee together reviewed the compensation and performance of our executive officers, other than Mr. Hoffmann, and made recommendations to our board of directors for final approval.
     The 2007 compensation of Mr. Lavelle was determined and set by our board of directors in its sole discretion. The 2007 and 2008 compensation for Mr. Hoffmann’s services was based on an agreement between us and Nightingale Associates LLC (Nightingale), of which Mr. Hoffmann is the sole member. The agreement with Nightingale was terminated on June 10, 2008 when Mr. Hoffmann’s employment with us terminated. The 2008 compensation for Mr. Masanotti is based on an agreement between us and Mr. Masanotti. The terms of the agreements with Nightingale and Mr. Masanotti, respectively, were negotiated and approved by our board of directors and are described below under the caption “Compensation of our President and Chief Executive Officer.”
     Our executive officers do not play a role in their own compensation determination, other than discussing individual performance objectives with our President and Chief Executive Officer.
Analysis of Market Compensation Data
     In 2007, we engaged Compensation Resources, a regional compensation consulting firm, to provide a market analysis of target bonus percentages for certain members of our senior management team including our Chief Technology Officer (Mr. Ivie) and our General Counsel & Chief Compliance Officer (Mr. Sullivan). Based upon the results of that market analysis and our own internal review of target bonus percentages, an increase of target bonus percentages for certain members of our senior management team including Messrs. Ivie and Sullivan was recommended to the Compensation Committee. The Compensation Committee agreed with these recommendations and presented them to our board of directors, which subsequently approved them.
Elements of Compensation
     Our executive compensation program utilizes four primary elements to accomplish the objectives described above:
•	base salary;

•	annual cash incentives linked to corporate and individual performance;

•	long-term equity incentives in the form of stock options; and

•	benefits and perquisites.

     We believe that we can meet the objectives of our executive compensation program by achieving a balance among these four elements that is competitive with our industry peers and creates appropriate incentives for our executive officers. Actual compensation levels are a function of both corporate and individual performance as described under each compensation element below. In making compensation determinations, the Compensation Committee and our board of directors consider the competitiveness of compensation both in terms of individual pay elements and the aggregate compensation package.
     Base Salary
     We provide our executive officers, other than our former President and Chief Executive Officer, Mr. Hoffmann, with base salary in the form of fixed cash compensation to compensate them for services rendered during the fiscal year. Consistent with our compensation philosophy, our board of directors believes that the current base salaries of our executive officers are at levels competitive with similarly-sized public companies in the healthcare IT sector (Peer Companies) with additional consideration given to the challenges we have and continue to face.
     The base salary of our executive officers, other than our former President and Chief Executive Officer, Mr. Hoffmann (who did not receive a base salary), is reviewed for adjustment annually by our board of directors. Generally, in making a determination of whether to make base salary adjustments, our board of directors considers the following factors:
•	our success in meeting our strategic operational and financial goals;

•	our President and Chief Executive Officer’s assessment of such executive officer’s individual performance;

•	length of service to us of such executive officer;

•	changes in scope of responsibilities of such executive officer; and

•	the base salaries of executive officers at Peer Companies possessing similar job titles.
     In addition, our board of directors considers internal equity within our organization and, when reviewing the base salaries of our executive officers, their current aggregate compensation.
     2007 Base Salaries
     Based upon certain individual achievements during 2006, the Compensation Committee recommended, and our board of directors subsequently determined, that the base salaries of Messrs. Ivie and Sullivan should be increased 2.7% to $231,000 for 2007, effective April 2007. No other base salary adjustments were made for 2007.
     2008 Base Salaries
     Based upon individual and corporate performance, as well as our executive officers’ base salaries in comparison to similarly titled executive officers at Peer Companies, the Compensation Committee recommended, and our board of directors subsequently determined, that the base salary of each of our executive officers, other than Mr. Hoffmann (who did not receive a base salary), should be increased by 3% for 2008. Mr. Ivie’s compensation was increased by 20% to $285,516 as of June 11, 2008 in connection with his service as our Interim President and Chief Executive Officer. Mr. Ivie relinquished his role as Interim President and Chief Executive Officer upon Mr. Masanotti joining us on September 16,

2008 and, on that date, Mr. Ivie’s base salary was adjusted to $237,930. Mr. Ivie continues to serve us as our Chief Technology Officer.
     The 2008 base salaries of our executive officers, other than Mr.. Clark, effective as of November 19, 2008 (except Mr. Bennett), are as follows:

2008 Annual Base
Name	Salary Rate ($)
Peter Masanotti (1)	500,000
Kathleen E. Donovan (2)	386,250
R. Scott Bennett (3)	247,200
Mark Ivie	237,930
Mark R. Sullivan	237,930
James Brennan	221,450

(1)	Reflects the amount that Mr. Masanotti is entitled to receive based on the terms of his employment agreement with us, which became effective on September 16, 2008.

(2)	Ms. Donovan is our former Senior Vice President and Chief Financial Officer. Ms. Donovan’s employment with us ended upon her resignation effective on November 21, 2008.

(3)	Mr. Bennett is our former Senior Vice President of Sales and Marketing. Mr. Bennett’s employment with us terminated on October 30, 2008. The 2008 Annual Base Salary Rate shown for Mr. Bennett is his Annual Base Salary Rate at the date of his termination.(4) Mr. Brennan became our interim Principal Financial Officer on November 21, 2008 .
     Annual Incentive Compensation
     We believe that performance-based cash incentives play an essential role to motivate our executive officers to achieve defined annual goals. The objectives of our annual management incentive plans are to:
•	align the interests of executives and senior management with our strategic plan and critical performance goals;

•	motivate and reward achievement of specific, measurable annual individual and corporate performance objectives;

•	provide payouts commensurate with our performance;

•	provide competitive total compensation opportunities; and

•	enable us to attract, motivate and retain talented executive management.
     2007 Management Incentive Plan
     Participation; Eligibility. Select key management level employees, including each of our executive officers other than Mr. Hoffmann, were eligible to participate in our 2007 Management Incentive Plan (2007 Plan). Other criteria for participation included the following:
•	a participant must have received a performance rating of “solid performer” or better for 2007 to receive an incentive award; and

•	a participant must have been an active employee as of the award payout date to receive an incentive award.
     Performance Period; Timing of Payment. The 2007 Plan operated on a calendar year schedule. Incentive awards were paid out in March 2008.
     Incentive Targets. Each of our executive officers, other than Mr. Hoffmann, was eligible to receive a target annual cash incentive award expressed as a percentage of his or her base salary for 2007 (Target Incentive). The table below entitled “Grants of Plan Based Awards” (and, specifically, the information under the caption “Estimated Possible Payouts Under Non Equity Incentive Plan Awards”) illustrates the threshold, target and maximum amounts of cash incentives that were potentially payable to our named executive officers, other than Mr. Hoffmann, with respect to 2007 performance under the 2007 Plan.
     Performance Measures. Payment of incentive awards were based on a combination of corporate and individual performance objectives which were established for each of our executive officers, other than Mr. Hoffmann, during the first quarter of 2007 as a way to communicate our expectations and to maintain and unify our executives’ focus on our key strategic objectives, as well as to measure performance. The objectives were based on the following criteria:
•	30% upon the achievement of such executive officer’s 2007 individual performance objectives;

•	35% based upon a 2007 net revenues target; and

•	35% based upon a 2007 operating income target.
     Corporate Performance Component
     For 2007, the corporate performance objectives approved by our board of directors were expressed in terms of operating income and net revenue targets. The degree to which these targets were achieved established the amount of cash available for distribution under the 2007 Plan. We had to achieve threshold levels of performance of at least 97% of our net revenue objective and 85% of our operating income objective, as established exclusively for the 2007 Plan, before any awards could have been made for the corporate performance component of the 2007 Plan. In the event we did not achieve either of the threshold levels of performance, participants in the 2007 Plan were eligible for a payout for individual performance from a pool consisting of 30% of the Target Incentives for all participants. Participants in the 2007 Plan could have received more than their respective Target Incentive (up to 170% of their respective Target Incentive) in the event we exceeded our corporate performance objectives. The exact amount a participant could have received was calculated based on how much we exceeded our corporate performance objectives.
     Individual Performance Component
     The 2007 individual performance objectives for our executive officers, other than Mr. Hoffmann, were set by Mr. Lavelle (our former President) and Mr. Hoffmann. The goals, which were both qualitative and quantitative, reflected our strategic priorities in 2007.
     Disclosure of Corporate and Individual Targets and Objectives
     The actual operating income and net revenues targets under the 2007 Plan and the individual performance objectives for each executive officer, other than Mr. Hoffmann, under the 2007 Plan were based on certain internal financial goals set in connection with our board of directors’ consideration and approval of our annual operating plan for 2007. We believe that the internal financial goals, although not guaranteed, were capable of being achieved if our executive officers met or exceeded their individual objectives, if we performed according to our 2007 annual operating plan and if the assumptions in our 2007 annual operating plan proved correct.
     2007 Incentive Award Calculation and Payments
     During the first quarter of 2008, both our corporate performance and the performance of each of our executive officers who participated in the 2007 Plan were assessed against the specific goals established under the 2007 Plan. We did not meet our 2007 net revenues target or our 2007 operating income target, but each executive officer (other than Mr. Hoffmann who did not participate in the 2007 Plan) was determined to have fully achieved his or her individual performance objectives and therefore received 30% of his or her Target Incentive under the 2007 Plan. The payments under the 2007 Plan to our executive officers, other than Messrs. Hoffmann, Clark and Brennan, were: Ms. Donovan ($50,625); Mr. Bennett ($32,400); Mr. Ivie ($31,185 ); and Mr. Sullivan ($31,185) and were made on March 14, 2008.
     2008 Management Incentive Plan
     The Compensation Committee recommended, and our board of directors approved, our 2008 Management Incentive Plan (2008 Plan) in April 2008. The terms of the 2008 Plan are substantially similar to the terms of the 2007 Plan. On August 6, 2008, in connection with CBay’s purchase of Philips’s majority interest in us, the 2008 Plan terminated according to its terms. Upon termination of the 2008 Plan, (i) our corporate performance through July 31, 2008 was assessed against the specific goals established under the 2008 Plan and (ii) the 2008 Plan provided that the participants were deemed to have achieved 100% of their year-to-date individual performance objectives. As we exceeded, on a pro rata basis, both our 2008 net revenues and our 2008 operating income targets, each executive officer received 139% of his or her pro-rated (through July 31, 2008) Target Incentive under the 2008 Plan. The payments under the 2008 Plan to our executive officers, other than Messrs. Hoffmann, Clark and Brennan, were: Ms. Donovan ($140,781), Mr. Bennett ($90,100), Mr. Ivie ($90,864), and Mr. Sullivan ($86,721), respectively, and were made on August 29, 2008.
     On August 19, 2008, our board approved our 2008 Management Incentive Plan for August to December 2008 (Remainder of 2008 Plan), whose terms are substantially similar to the terms of the 2008 Plan. The Remainder of 2008 Plan is intended to provide participants with incentive compensation substantially similar to what they would receive if the 2008 Plan were in effect for all of 2008. Any payments to be paid pursuant to the Remainder of 2008 Plan will be offset by the payments previously made pursuant to the 2008 Plan.
     Under the Remainder of 2008 Plan, an executive officer’s pro-rated cash incentive award will be based upon the following criteria:
•	20% upon the achievement of such executive officer’s 2008 individual performance objectives;

•	20% based upon a 2008 sales orders target

•	30% based upon a 2008 net revenues target; and

•	30% based upon a 2008 operating income target.

     Individual performance objectives for the 2008 Plan and the Remainder of 2008 Plan (the 2008 Plans) were set in the same manner as they were set in 2007.
     Target Incentive amounts under the 2008 Plans remain unchanged from the 2007 Plan for all of our executive officers. The actual operating income, net revenues and sales orders targets under the 2008 Plans and the individual performance objectives for each executive officer under the 2008 Plans are based on certain internal financial goals set in connection with our board of directors’ consideration and approval of our annual operating plan for 2008.
     We believe that the internal financial goals, although not guaranteed, are capable of being achieved if our executive officers meet or exceed their individual objectives, if we perform according to our 2008 annual operating plan and if the assumptions in our 2008 annual operating plan are proven correct.
     Nightingale was eligible for incentive compensation for 2008 related to Mr. Hoffmann’s services to us through June 10, 2008 in accordance with the terms of our agreement with Nightingale as described below under the caption “Compensation of our President and Chief Executive Officer.”
     Sign-On Bonuses
     Pursuant to the terms of her employment agreement, Ms. Donovan received $100,000 in June 2007, representing the portion of her sign-on bonus that became nonforfeitable in June 2007. Our board of directors designed the staggered disbursement of Ms. Donovan’s sign-on bonus in order to incentivize her to remain with us through the second anniversary of her employment commencement date.
     Pursuant to the terms of his employment agreement, Mr. Masanotti is entitled to receive $800,000 on February 1, 2009 as a sign-on bonus, provided he remains employed by us through such date. In the event that Mr. Masanotti is entitled to receive a bonus payment in respect of any portion of the 2008 fiscal year from his prior employer (Prior Employer Bonus), Mr. Masanotti’s sign-on bonus shall be reduced (but not below zero) by an amount equal to the excess that Mr. Masanotti receives of the Prior Employer Bonus over $200,000. In addition, in the event that Mr. Masanotti’s employment is terminated by us with cause or by Mr. Masanotti without good reason (as set forth in his employment agreement) prior to September 16, 2011, Mr. Masanotti shall be required to pay back a pro-rata portion of his sign-on bonus within 30 days after such termination. Our board of directors designed the structure of Mr. Masanotti’s sign-on bonus in order to incentivize him to remain with us through September 16, 2011.
     Getting Current Bonus
     Our board of directors decided to pay a bonus to certain of our personnel, including Ms. Donovan and Mr. Sullivan, for their efforts in getting us current in our reporting obligations under the Exchange Act during 2007. The amount of such bonus for each of Ms. Donovan and Mr. Sullivan was $25,000. This bonus was paid on December 27, 2007.
Long-Term Incentives
     Equity-Based Incentives
     We believe that equity compensation in the form of stock option grants aligns the interests of our executive officers with those of our shareholders and serves as an effective retention device. As a result, in connection with the recruitment of our executive officers, we generally grant to each such executive officer stock options to purchase shares of our common stock. The Compensation Committee is currently developing a long term incentive plan that contemplates the granting of stock options to purchase shares of our common stock.
     For a period of time prior to us becoming current in our reporting obligations under the Exchange Act in 2007, we suspended the granting of any stock options. However, upon hiring certain of our executive officers during this suspension period, we agreed in such executives’ employment agreements to make an option grant upon us becoming current in our reporting obligations under the Exchange Act. Therefore, on October 4, 2007, the date we became current in our reporting obligations under the Exchange Act, we made the following stock option grants to our named executive officers (as defined below) (Special Option Grants):

Number of Shares
Name	Subject to Grant
Kathleen E. Donovan	80,000
R. Scott Bennett	60,000
Mark Ivie	60,000
     Each Special Option Grant has an exercise price of $11.20, which was the closing price of our common stock as reported by the Pink Sheets on October 4, 2007, and will expire on October 4, 2017. Additionally, each Special Option Grant will vest in equal annual installments over five years, subject to such executive officer’s continued employment with us through the applicable vesting date. Each Special Option Grant became fully vested in accordance with the terms of such Special Option Grant upon CBay’s purchase of Philips’ majority interest in us in August 2008.
     In addition to the Special Option Grants, Mr. Masanotti received, pursuant to his employment agreement, a grant of stock options to purchase up to 295,749 shares of our common stock on September 30, 2008 (Masanotti Option Award). The Masanotti Option Award has an exercise price of $4.85, which was the closing price of our common stock as reported by NASDAQ on September 30, 2008, and will expire on September 30, 2018. One third of the Masanotti Option Award will vest on September 30, 2009; the remaining two thirds of that option will vest, in equal semi-annual installments over two years, subject to Mr. Masanotti’s continued employment with us through the applicable vesting date.
     Mr. Sullivan received grants of stock options as part of his compensation prior to the decision by our board of directors on June 2004 to not provide traditional equity-based long term incentives. Mr. Sullivan was granted stock options during such time as part of his compensation. Such grants, to the extent they have not expired, are shown below in the under the heading “Outstanding Equity Awards at Fiscal Year-End.”
     Mr. Hoffmann did not receive an option grant in connection with his provision of services to us because our agreement with Nightingale did not allow for any amounts payable to Nightingale for the services provided by Mr. Hoffmann to be paid in a form other than cash.
Severance and Retention Agreements
     Employment Agreement Severance
     The severance arrangements applicable to Messrs.  Ivie and Sullivan are set forth in each of their respective employment agreements, as discussed in detail below under the heading “Potential Payments Upon Termination or Change in Control.” Our former President, Mr. Lavelle, our former Chief Operating Officer, Ms. Reino, and our former Senior Vice President of Sales and Marketing, Mr. Bennett, are no longer employed by us. The terms of their respective separations from us, including severance payments, are set forth in agreements we entered into with each of them and discussed in detail below under the heading “Separation Arrangements with Former Executive Officers.” We did not enter into a separation agreement with (i) Mr. Hoffmann or Nightingale in connection with the termination of his services to us or (ii) Ms. Donovan in connection with her resignation, nor do we have any continuing obligations to either Mr. Hoffmann or Ms. Donovan.
     Retention and Strategic Transaction Bonus Agreements
     On July 11, 2007 we publicly announced that at the direction of our board of directors, we had engaged Bear, Stearns & Co. Inc. as our financial advisor to advise us on potential strategic alternatives. In recognizing that the uncertainty created by our announcement can be a distraction to our employees, including our executive officers, and can cause employees to consider alternative employment opportunities, our board of directors determined that it is in our best interest and the best interest of our shareholders to assure that we will have the continued dedication and objectivity of certain key management personnel, including our executive officers, notwithstanding the possibility, threat or occurrence of a change in our ownership structure.
     With these objectives in mind, in September 2007 we entered into substantially identical “Retention and Strategic Transaction Bonus Agreements” (Retention Bonus Agreements) with each of Ms. Donovan and Messrs. Bennett, Ivie and Sullivan. The Retention Bonus Agreements were designed to provide each executive with an incentive to remain with us through February 29, 2008 and to further reward each executive in the event a strategic transaction (as defined below) was completed. In the event a strategic transaction was completed and if so desired by the successor company, the Retention Bonus Agreements provided an incentive for each executive to remain employed for a period of time following the closing of that strategic transaction.
     For the purposes of the Retention Bonus Agreements and the March 2008 Letter Agreement (as defined below), a “strategic transaction” included (i) a transaction or series of related transactions whereby, we directly or indirectly, acquire control of, or a significant interest in, another entity having an enterprise value of greater than $50,000,000, as determined by our board of directors; or (ii) a transaction or series of related transactions whereby, directly or indirectly, control of, or a significant interest in (other than solely a secured interest in us through a debt transaction), us or any of our businesses or assets is transferred for consideration, including, without limitation, a sale, acquisition or exchange of stock or assets, a lease or license of assets, or a merger, consolidation or reorganization, tender offer, leveraged buyout, “going private” transaction or other extraordinary corporate transaction or business combination involving us, including any such transaction in which our equity securities not held by Philips are acquired by a third-party provided, however, that a secured interest in us or any of our businesses or assets arising solely from a debt transaction will not be considered to be a strategic transaction, Notwithstanding the foregoing, a strategic transaction did not include a transaction described above with any of our affiliates or an affiliate of any holder of more than 50% of our capital stock.
     Under the terms of their respective Retention Bonus Agreements, Ms. Donovan and Messrs. Bennett, Ivie and Sullivan each received an amount equal to 75% of his or her respective Target Incentives under the 2007 Plan on March 14, 2008 for his or her continued service to us through February 29, 2008 (Service-Based Payment) and each received an additional amount equal to 75% of his or her respective Target Incentive under the 2007 Plan since a strategic transaction was completed (Success-Based Payment). Our board of directors believed that the amounts potentially payable under the Retention Bonus Agreements, equal in each case to approximately 67.5% of the executive officer’s annual base salary, were reasonable and appropriate to achieve the objectives described above, and were consistent with our overall compensation philosophy and objectives as described previously in this report.

     – Service-Based Payment
     As described above, the Service-Based Payments became payable on February 29, 2008. We paid Ms. Donovan and Messrs. Bennett, Ivie and Sullivan, $126,563, $81,000, $77,963 and $77,963, respectively, on March 14, 2008 in connection with this portion of the Retention Bonus.
     – Success-Based Payment
     As described above, the Success-Based Payments became payable on November 4, 2008. In connection with this portion of the Retention Bonus, we paid (i) Ms. Donovan and Messrs. Ivie and Sullivan, $126,563, $77,963 and $77,963, respectively, on November 10, 2008 and (ii) Mr. Bennett $81,000 on November 14, 2008.
Benefits and Perquisites
     Benefits
     We maintain broad-based benefits that are provided to all full-time employees, including health and dental insurance, life and disability insurance and our 401(k) plan. Certain of these benefits require employees to pay a portion of the premium. These benefits are offered to our executive officers on the same basis as all other employees, except that we provide, and pay the premiums for, additional long term disability and life insurance coverage for such executive officers. Mr. Hoffmann did not receive any of these benefits under the terms of our engagement with Nightingale. Mr. Lavelle, Ms. Reino, Mr. Bennett and Ms. Donovan are no longer employed by us and therefore do not receive any of these benefits (other than a limited continuation of medical coverage for Mr. Lavelle as described below under “Separation Arrangements with Former Executive Officers”).
     We also maintain a deferred compensation plan for certain of our employees (Deferred Compensation Plan). The Deferred Compensation Plan is administered by the Compensation Committee and previously allowed certain members of management and other highly compensated employees to defer a certain percentage of their income. Our board of directors indefinitely suspended the Deferred Compensation Plan in June 2004. Mr. Sullivan is our only executive officer who participated in the Deferred Compensation Plan while it was active and is our only executive officer with an account balance in our Deferred Compensation Plan. Information regarding Mr. Sullivan’s participation in the Deferred Compensation Plan is described below under “Nonqualified Deferred Compensation.”
     Perquisites or Other Personal Benefits
     Our executive officers are entitled to few perquisites or other personal benefits that are not otherwise available to all of our employees. In 2007, we provided premium payments for additional long term disability and life insurance coverage to our executive officers other than Mr. Hoffmann.
     Additional compensation provided to Nightingale for Mr. Hoffmann’s services (including certain travel and living expenses associated with his engagement by us) are detailed below under the heading “Summary Compensation Table.”
     These perquisites or other personal benefits represent a relatively modest portion of each executive officer’s compensation. We do not anticipate any significant changes to the perquisites or other personal benefits levels of our executive officers for 2008.

     Compensation of our President and Chief Executive Officer
     Compensation of Mr. Masanotti, our President and Chief Executive Officer
     On September 4, 2008, our board of directors appointed Mr. Masanotti to serve as our Chief Executive Officer as of September 16, 2008. In November 2008, our board appointed Mr. Masanotti to also serve as our President. In connection with his appointment as our Chief Executive Officer, we entered into an employment agreement with Mr. Masanotti, dated as of September 3, 2008 (Masanotti Agreement), pursuant to which Mr. Masanotti will serve as our Chief Executive Officer through December 31, 2011. Our board of directors is responsible for monitoring and reviewing the performance of Mr. Masanotti on an ongoing basis.
     In structuring Mr. Masanotti’s compensation, our board of directors considered the importance of motivating a new Chief Executive Officer to make a long-term commitment to us and to consistently grow our business. Based on these and other considerations, our board of directors approved compensation for Mr. Masanotti comprised of a sign-on bonus, base salary, cash bonus and equity incentives. Mr. Masanotti is entitled to receive a sign-on bonus in the amount of $800,000 on or before February 1, 2009, subject to his continued employment with us through such date. In the event that Mr. Masanotti’s employment is terminated by us with cause or by Mr. Masanotti without good reason (as set forth in his employment agreement) prior to September 16, 2011, Mr. Masanotti shall be required to pay back a pro-rata portion of his sign-on bonus within 30 days after such termination. In addition, Mr. Masanotti will receive an annual base salary of $500,000 and an annual bonus award based upon the achievement of target performance objectives established by our board of directors, equal to up to 140% of his base salary, or $700,000 based upon his current base salary. Mr. Masanotti’s employment agreement provides that his target performance objectives will be established by our board of directors within the first three months of each fiscal year during the term of his employment agreement. Our board of directors believes that the target performance objectives to be established, although not guaranteed, will be capable of being achieved if Mr. Masanotti meets or exceeds his individual objectives, if we perform according to our operating plans and if the assumptions in our operating plans prove correct. On September 30, 2008, in accordance with the terms of the Masanotti Agreement, we granted Mr. Masanotti an option to purchase up to 295,749 shares of our common stock. One third of these options will vest on September 30, 2009, and thereafter, in equal semi-annual installments over two years, subject to Mr. Masanotti’s continued employment with us through the applicable vesting date.
     Compensation of Mr. Hoffmann, our Former President and Chief Executive Officer
     As a result of allegations that we had engaged in improper billing practices, our board of directors appointed Howard S. Hoffmann as our Interim Chief Executive Officer in July 2004. Our board of directors based its decision to retain Mr. Hoffmann’s services based upon Mr. Hoffmann’s extensive financial, operational and managerial experience, including financial and operational restructurings, in a wide range of industries. In connection with his appointment, we entered into a letter agreement with Nightingale, dated as of July 29, 2004 and amended as of December 16, 2004, September 25, 2006, January 8, 2007 (January 2007 Letter Agreement), September 19, 2007 (September 2007 Letter Agreement) and March 14, 2008 (March 2008 Letter Amendment), pursuant to which Nightingale assigned the services of Mr. Hoffmann to us to serve as our Chief Executive Officer. With the departure of Mr. Lavelle, our former President, in May 2007, our board of directors appointed Mr. Hoffmann to the additional position of President in June 2007. Mr. Hoffmann served as our President and Chief Executive Officer through June 10, 2008 pursuant to the terms of our agreement with Nightingale. Our board of directors was responsible for monitoring and reviewing the performance of Mr. Hoffmann on an ongoing basis.

     In structuring Nightingale’s compensation for Mr. Hoffmann’s services, our board of directors attempted to align Nightingale’s interests with the successful implementation and achievement of our corporate objectives, including achieving corporate operational improvements and bringing current our required reporting obligations under the Exchange Act. Based on this objective, the compensation for Mr. Hoffmann’s services consisted of fixed monthly cash payments and cash bonuses payable upon our achievement of certain corporate operational improvements. Our board of directors believed that the amount of these fixed and contingent cash payments was appropriate and reasonable in light of Mr. Hoffmann’s experience and the challenges associated with his role as our President and Chief Executive Officer.
     We paid to Nightingale the sum of $120,000 per month in 2007 and $120,000 in 2008 through June 10, 2008, for Mr. Hoffmann’s service as our President and Chief Executive Officer. In addition, we reimbursed Nightingale for any out-of-pocket expenses incurred by Mr. Hoffmann in the course of his service as our President and Chief Executive Officer. Examples of such out-of-pocket expenses include transportation, meals, lodging, telephone, specifically assignable secretarial and office assistance, and report production.
2007 First Half Performance Bonus
     On November 6, 2007, Nightingale was paid a performance related bonus payment of $200,000, in connection with Mr. Hoffmann’s service to us from January 1, 2007 through June 30, 2007 as our Chief Executive Officer (2007 First Half Performance Bonus). Pursuant to the January 2007 Letter Agreement, the amount of the 2007 First Half Performance Bonus was decided by a special committee of our board of directors. This committee determined that Nightingale was entitled to $200,000 of the 2007 First Half Performance Bonus, which could have been as high as $480,000 pursuant to the January 2007 Letter Agreement. Nightingale is not entitled to any additional payments pursuant to the 2007 First Half Performance Bonus.
2007 Second Half Performance Bonus
     On February 12, 2008, Nightingale was paid a performance related bonus payment of $96,000, in connection with Mr. Hoffmann’s service to us from July 1, 2007 through December 31, 2007 as our President and Chief Executive Officer (2007 Second Half Performance Bonus). The amount of the 2007 Second Half Performance Bonus was decided by our board of directors and was based upon the achievement of certain operational objectives previously established by our board of directors and Nightingale. Nightingale was eligible to receive up to $200,000 as a 2007 Second Half Performance Bonus.
Engagement Completion Bonus
     Nightingale received an engagement completion bonus in the amount of $132,500 because Mr. Hoffmann served as our President and Chief Executive Officer through February 29, 2008 (Engagement Completion Bonus). We paid Nightingale the Engagement Completion Bonus in a lump sum on March 17, 2008. In the March 2008 Letter Agreement, we extended Mr. Hoffmann’s service to us as our President and Chief Executive Officer through August 1, 2008.
2008 March-July Performance Bonus
     The terms of our agreement with Nightingale provided for a payment of up to $160,000 as a performance bonus to Nightingale for the period beginning on March 1, 2008 and ending on July 31, 2008 (2008 March-July Performance Bonus) in consideration of Mr. Hoffmann’s services to us as our

President and Chief Executive Officer. The amount of the 2008 March-July Performance Bonus was decided by our board of directors and was based upon the achievement of certain operational objectives previously established by our board of directors and Nightingale. On June 10, 2008, we terminated our agreement with Nightingale prior to the August 1, 2008 termination date previously contemplated. On July 9, 2008, Nightingale was paid a 2008 March-July Performance Bonus in the amount of $114,286, in connection with Mr. Hoffmann’s services to us from March 1, 2008 through June 10, 2008. The amount of such bonus was decided by our board of directors and was based upon the achievement of certain operational objectives previously established by our board of directors and Nightingale.
Strategic Transaction Bonus
     The September 2007 Letter Agreement and the March 2008 Letter Agreement granted Nightingale the right to receive a bonus if a strategic transaction is completed (Success-Based Bonus). The amount of the Success-Based Bonus was $132,500 and was payable if a strategic transaction is closed and either:
•	Mr. Hoffmann continued to serve as our President and Chief Executive Officer for the 90 day period immediately following the closing of a strategic transaction (Post-Closing Period), or

•	Nightingale’s engagement with us (or any successor to its business), including the retention of Mr. Hoffmann as our (or our successor’s) President and Chief Executive Officer, terminated upon the closing of a strategic transaction or at any time during the Post-Closing Period.
     Notwithstanding the foregoing, the Success-Based Bonus would not apply upon the closing of a strategic transaction with any of our affiliates or an affiliate of any holder of more than 50% of our capital stock.
     Mr. Hoffmann stopped providing services to us on June 10, 2008, which was prior to the consummation of CBay’s purchase Philips’s majority interest in us. No Success-Based Bonus was payable or paid to Nightingale in connection with Mr. Hoffmann’s services.
Tax and Accounting Considerations Affecting Executive Compensation
     We structure our compensation program in a manner that is consistent with our compensation philosophy and objectives. However, while it is the Compensation Committee and our board of directors’ general intention to design the components of our executive compensation program in a manner that is tax efficient for both us and our executives, there can be no assurance that the Compensation Committee or our board of directors will always approve compensation that is tax advantageous for us.
     We endeavor to design our equity incentive awards conventionally, so that they are accounted for under standards governing equity-based arrangements and, more specifically, so that they are afforded fixed treatment under those standards.

Report of the Compensation Committee
     We, the Compensation Committee of the board of directors of MedQuist Inc., have reviewed and discussed the “Compensation Discussion and Analysis” set forth above with management and, based on such review and discussions, we recommend to the board of directors that the “Compensation Discussion and Analysis” set forth above be included in this proxy statement.

Compensation Committee of the Board of Directors:

Robert Aquilina, Chairman
Frank Baker
Peter E. Berger
Brian O’Donoghue
Warren E. Pinckert II
November 24, 2008
          The preceding Report of the Compensation Committee shall not be deemed to be incorporated by reference into any filing made by us under the Securities Act or the Exchange Act, notwithstanding any general statement contained in any such filing incorporating this report by reference, except to the extent we incorporate such report by specific reference.

Compensation of our Named Executive Officers
Summary Compensation Table
     The following table sets forth, for the year ended December 31, 2007, summary information concerning compensation of (i) all individuals serving as our Chief Executive Officer in 2007; (ii) all individuals serving as our Chief Financial Officer in 2007; (iii) our three most highly compensated executive officers in 2007, other than our Chief Executive Officer and Chief Financial Officer, who were serving as executive officers as of December 31, 2007; and (iv) two additional individuals, each of whom were one of our three most highly compensated executive officers in 2007 but were not serving as executive officers as of December 31, 2007 (collectively , the named executive officers).

					Non-Equity
				Option	Incentive Plan	All Other
Name and		Salary	Bonus(1)	Awards	Compensation(2)	Compensation(3)	Total
Principal Position	Year	($)	($)	($)	($)	($)	($)
Howard S. Hoffmann,	2007	—	—	—	—	1,788,440	1,788,440
Former President and	2006	—	—	—	—	2,029,273	2,029,273
Chief Executive Officer (4)
Kathleen E. Donovan,	2007	375,000	125,000	—	50,625	7,896	558,521
Former Senior Vice President	2006	375,000	134,375	—	—	5,132	514,507
and Chief Financial Officer (5)
Mark R. Sullivan ,	2007	229,250	25,000	—	31,185	7,272	292,707
General Counsel, Chief Compliance Officer and Secretary (6)
R. Scott Bennett,	2007	240,000	—	—	32,400	7,047	279,447
Former Senior Vice President	2006	240,000	54,000	—	—	1,879	295,879
of Sales and Marketing (7)
Mark Ivie,	2007	229,250	—	—	31,185	7,438	267,873
Senior Vice President and	2006	225,000	45,000	—	—	3,427	273,427
Chief Technology Officer
Frank Lavelle,	2007	208,333	—	—	—	991,377	1,199,710
Former President (8)	2006	500,000	125,000	—	—	30,617	655,617
Linda Reino,	2007	129,167	—	—	—	450,318	579,485
Former Chief Operating Officer (6)(8)

(1)	The amount reported in this column for 2007 for Ms. Donovan consists of a portion of Ms. Donovan’s signing bonus earned and paid during 2007 pursuant to her employment agreement ($100,000), and a bonus awarded to Ms. Donovan by our board of directors for her efforts in getting us current in our reporting obligations under the Exchange Act during 2007 ($25,000). The amount reported in this column for 2007 for Mr. Sullivan represents a bonus awarded to Mr. Sullivan by our board of directors for his efforts in getting us current in our reporting obligations under the Exchange Act during 2007.

(2)	The amounts in this column represent payments made pursuant to our 2007 Plan.

(3)	The amounts reported in this column for 2007 represent the following:

			Long Term
	Company	Group Life	Disability
	Matching	Insurance	Insurance		Other
	401(k)	Premium	Premium	Other	Contractual
	Contributions	Cost	Cost	Perquisites	Payments
Name	($)	($)	($)	($)	($)	Total
Howard S. Hoffmann	—	—	—	40,949 (a)	1,747,491 (b)	1,788,440
Kathleen E. Donovan	2,500	739	1,532	—	—	7,896
Mark R. Sullivan	2,639	602	1,045	—	—	7,272
R. Scott Bennett	2,280	739	1,128	—	—	7,047
Mark Ivie	2,767	739	1,074	—	—	7,438
Frank Lavelle	5,208	523	504	—	985,142 (c)	991,377
Linda Reino	—	314	504	—	449,500 (d)	450,318
(a)	This amount consists of reimbursements paid to Nightingale for lodging expenses, mileage, toll and parking expenses, and certain other miscellaneous living expenses incurred by Mr. Hoffmann during his service as our President and Chief Executive Officer in 2007.

(b)	For the year ended December 31, 2007, the amount shown as Other Contractual Payments made to Mr. Hoffmann consist of (i) $1,440,000 to Nightingale, the primary purpose of which was to compensate Nightingale for Mr. Hoffmann’s service as our President and Chief Executive Officer, (ii) $200,000 to Nightingale for the 2007 First Half Performance Bonus paid on November 6, 2007, (iii) $96,000 to Nightingale for the 2007 Second Half Performance Bonus paid on February 12, 2008 and (iv) $11,491 to Nightingale, which represents certain reimbursable business related expenses incurred by Mr. Hoffmann in his capacity as our President and Chief Executive Officer during 2007.

(c)	This amount represents severance payments made or payable Mr. Lavelle in connection with the separation agreement we entered into with Mr. Lavelle on June 28, 2007 as further described below under the heading “Potential Payments Upon Termination or Change-In-Control – Separation Arrangements with Former Executive Officers” beginning on page 44.

(d)	This amount represents severance payments made or payable to Ms. Reino in connection with the separation agreement we entered into with Mr. Reino on June 28, 2007 as further described below under the heading “Potential Payments Upon Termination or Change-In-Control – Separation Arrangements with Former Executive Officers” beginning on page 44.

(4)	Mr. Hoffmann’s service as our interim President and Chief Executive Officer and the related engagement of Nightingale terminated on June 10, 2008 .

(5)	Ms. Donovan’s employment with us ended upon her resignation effective on November 21, 2008.

(6)	With respect to Mr. Sullivan and Ms. Reino, information for the fiscal year ended December 31, 2006 is omitted because neither Mr. Sullivan nor Ms. Reino was a named executive officer in our definitive proxy statement that was filed with the SEC in December 2007.

(7)	Mr. Bennett’s employment with us terminated on October 30, 2008.

(8)	Mr. Lavelle and Ms. Reino left our employment on May 14, 2007 and the amounts included for each of them represent amounts earned during 2007. Mr. Lavelle’s base salary for 2007 on an annualized basis was $500,000. Ms. Reino’s base salary for 2007 on an annualized basis was $310,000.

Grants of Plan-Based Awards
          The following table sets forth each grant of an award made to each named executive officer for the year ended December 31, 2007.

				All Other
				Option
				Awards:
				Number of	Exercise	Grant Date
	Estimated Possible Payouts Under			Securities	Price of	Fair Value
	Non-Equity Incentive Plan Awards(1)			Underlying	Option	of Option
	Threshold	Target	Maximum	Options	Awards	Awards
	($)	($)	($)	(#)(2)	($/Sh)	($)(3)
Howard S. Hoffmann	—	—	—	—	—	—
Kathleen E. Donovan	50,625	168,750	253,125	80,000	11.20	562,400
Mark R. Sullivan	31,185	103,163	154,745	—	—	—
R. Scott Bennett	32,400	108,000	162,000	60,000	11.20	421,800
Mark Ivie	31,185	103,163	154,745	60,000	11.20	421,800
Frank Lavelle	—	—	—	—	—	—
Linda Reino	—	—	—	—	—	—

(1)	Includes the 2007 threshold, target and maximum payouts designated under the 2007 Plan discussed above in the “Compensation Discussion and Analysis” section. As we did not meet our 2007 net revenues target or our 2007 operating income target, each named executive officer, other than Mr. Hoffmann, only received 30% of his or her Target Incentive (i.e., his or her threshold amount). The payments were made on March 14, 2008.

(2)	The options will expire on October 4, 2017 and will vest in equal annual installments over five years. The foregoing notwithstanding, pursuant to their terms, each option became fully vested upon CBay’s purchase of Philips’ majority interest in us in August 2008.

(3)	The grant date fair value of each option award was determined in accordance with Statement of Financial Accounting Standards (SFAS) No. 123 (revised 2004), Share-Based Payment (SFAS No. 123R). See Note 14 to the Notes to our financial statements included in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2007 filed with the SEC on March 17, 2008 for assumptions used in determining the grant date value of each option award.
Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table
     Other than with respect to Mr. Hoffmann, we have or had written employment agreements with each of our named executive officers that provide or provided for the payment of base salary and for each named executive officer’s participation in our bonus programs and employee benefit plans. Additionally, pursuant to the terms of their respective employment agreements, Ms. Donovan and Messrs. Bennett and Ivie received the Special Option Grant described above in the “Compensation Discussion and Analysis” on October 4, 2007, which was the date we became current in our reporting obligations under the Exchange Act.
     Our agreement with Nightingale contained unique terms as a result of the nature of its engagement by us, all of which are discussed in detail above. In addition, each agreement other than our agreement with Nightingale specifies payments and benefits that would be due to such named executive officer upon the termination of his or her employment with us. See “Potential Payments Upon Termination or Change-In-Control” below, for additional information regarding amounts payable upon termination to each of our named executive officers other than Mr. Hoffmann.
Outstanding Equity Awards at Fiscal Year-End
          The following table sets forth all outstanding equity awards held by each of our named executive officers as of December 31, 2007.

	Number of Securities Underlying
	Unexercised Options (#)			Option Exercise	Option
Name	Exercisable	Unexercisable		Price	Expiration Date
Howard S. Hoffmann	—	—		—	—
Kathleen E. Donovan	—	80,000	(1)	11.20	October 4, 2017
Mark R. Sullivan	2,000	500	(2)	16.21	March 17, 2013
R. Scott Bennett	—	60,000	(1)	11.20	October 4, 2017
Mark Ivie	—	60,000	(1)	11.20	October 4, 2017
Frank Lavelle	—	—		—	—
Linda Reino	—	—		—	—

(1)	Options vested in full on August 6, 2008 upon the consummation of CBay’s purchase of Philips’s majority interest in us.

(2)	Options vested in full on March 13, 2008.
Option Exercises and Stock Vested During Last Fiscal Year
     There were no option exercises by any of our named executive officers during the year ended December 31, 2007.
Pension Benefits
     None of our named executive officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us.
Nonqualified Deferred Compensation
          Prior to June 2004, participants in our Deferred Compensation Plan could defer up to 15% of their base salary and up to 90% of any bonus compensation into an account in which the proceeds would be available to the participant after termination of employment or prior to termination of employment after the participant reaches the age of 65. Upon enrollment, the participant could elect the method and timing of distributions in the participant’s enrollment agreement. All deferred amounts increase or decrease based on hypothetical investment results of the participant’s selected investment alternatives. Our board of directors indefinitely suspended the Deferred Compensation Plan in June 2004.

Mr. Sullivan is our only named executive officer who participated in the Deferred Compensation Plan while it was active.
          Mr. Sullivan is the only one of our named executive officers who has an account balance in our Deferred Compensation Plan. Information related to Mr. Sullivan’s deferred compensation account balances is provided below. None of the amounts shown in the table below appear in the Summary Compensation Table for Mr. Sullivan.

				Aggregate	Aggregate
	Executive	Our	Aggregate	Withdrawals/	Balance at
	Contributions	Contributions	Earnings in	Distributions in	December 31,
Name	in 2007 ($)	in 2007 ($)	2007 ($)	2007 ($)	2007 ($)
Mark R. Sullivan	—	—	91	—	2,183
          Potential Payments Upon Termination or Change-In-Control
     The following is a discussion of payments and benefits that would be due to each of our named executive officers, other than Mr. Hoffmann, upon the termination of his or her employment with us. The amounts in the table below assume that each termination was effective as of December 31, 2007 and are merely illustrative of the impact of a hypothetical termination of each executive’s employment. The amounts to be payable upon an actual termination of employment can only be determined at the time of such termination based on the facts and circumstances then prevailing.
     We did not incur any severance or separation payment obligations in connection with (i) the termination of the engagement of Mr. Hoffmann, our former President and Chief Executive Officer, on June 10, 2008 or (ii) the resignation of Ms. Donovan, our former Senior Vice President and Chief Financial Officer, effective on November 21, 2008. See the discussion under the heading “Compensation of our President and Chief Executive Officer” on page 32, for information regarding compensation arrangements with Nightingale related to Mr. Hoffmann’s service to us as President and Chief Executive Officer. The actual payments made, or to be made, to Mr. Lavelle, our former President, Ms. Reino, our former Chief Operating Officer, and Mr. Bennett, our former Senior Vice President of Sales and Marketing, as a result of their respective resignations or departures are described below under the caption “Separation Arrangements with Former Executive Officers.”
Severance Payments
     Under the terms of our employment agreement with Mr. Ivie, he will be entitled to the following severance payments in the event he is terminated “without cause” (as defined below): (1) continuation of his then current base salary for a period of 12 months and (2) a payment equal to the average of the last three annual bonuses received by him under our annual Management Incentive Plan. Under the terms of his employment agreement, Mr. Sullivan will be entitled to the continuation of his then current base salary for a period of 12 months in the event he is terminated “without cause” or if he tenders his written resignation within 30 days following a substantial and material diminution of his duties or a reduction in his base salary in excess of 10%, which diminution or reduction is not cure by us within 10 days of receiving his written resignation.
     In order to receive the severance payments described above, each named executive officer is required to execute and deliver a general release of claims against us.
     As used in their respective employment agreements, the term “cause” means the occurrence of any of the following: (1) such named executive officer’s refusal, willful failure or inability to perform (other than due to illness or disability) his or her employment duties or to follow the lawful directives of his or her superiors; (2) misconduct or gross negligence by such named executive officer in the course of employment; (3) conduct of such named executive officer involving fraud, embezzlement, theft or dishonesty in the course of employment; (4) a conviction of or the entry of a plea of guilty or nolo contendere to a crime involving moral turpitude or that otherwise could reasonably be expected to have an adverse effect on our operations, condition or reputation; (5) a material breach by such named executive officer of any agreement with or fiduciary duty owed to us or (6) alcohol abuse or use of controlled drugs other than in accordance with a physician’s prescription.
Applicable Restrictive Covenants
     Mr. Ivie is bound by certain non-competition and non-solicitation covenants which extend for a period of two years following termination of employment for any reason. Mr. Sullivan is bound by substantially similar covenants for a period of 12 months following termination of employment for any reason.
Change of Control
     Upon a “change of control” (as defined below), any unvested options granted to Mr. Ivie pursuant to the Special Option Grants will become fully vested and will become exercisable by him following the six-month anniversary of the change of control. For purposes of their respective employment agreements, the term “change of control” will be deemed to have occurred upon the following: (1) a change within a 12-month period in the holders of more than 50% of our outstanding voting stock or (2) any other event deemed to constitute a “Change of Control” by our board of directors. A change of control occurred on August 6, 2008 when Philips sold its majority ownership interest in us to CBay. The Special Option Grants became fully vested on August 6, 2008 and will become exercisable on January 6, 2009.
Retention Bonus Agreements
     As described above under the heading “Retention and Strategic Transaction Agreements,” Ms. Donovan and Messrs. Bennett, Ivie and Sullivan each received his or her Service-Based Payment on March 14, 2008. Ms. Donovan and Messrs. Ivie and Sullivan each received his or her Success-Based Payment on November 10, 2008 and Mr. Bennett received his Success-Based Payment on November 14, 2008. These amounts are reflected in the table below under the column heading “Payments Under the Retention Bonus Agreement.”
     Assuming a termination “without cause” had occurred on December 31, 2007 (the last business day of 2007), the payments to each of Ms. Donovan and Messrs. Bennett, Ivie and Sullivan had an estimated value of:

			Payments Under the		Accelerated
			Retention Bonus		Vesting of
	Salary		Agreement(2)		Special
	Continuation	Severance	Service	Success	Option
Name	($)	Bonus (1) ($)	Portion ($)	Portion ($)	Grants(3) ($)	Total ($)
Kathleen E. Donovan (4)	375,000	25,312	126,563	126,563	—	653,438
R. Scott Bennett (5)	240,000	16,200	81,000	81,000	—	418,200
Mark R. Sullivan	231,000	—	77,963	77,963	—	386,926
Mark Ivie	231,000	15,593	77,963	77,963	—	402,519

(1)	Calculated as an average of prior years’ bonuses received for Ms. Donovan and Messrs. Bennett and Ivie. Mr. Sullivan is not entitled to any severance payments related to his bonus.

(2)	For purposes of the table above, we have assumed that a strategic transaction occurred and the named executive officer experienced an involuntary termination without cause on December 31, 2007, which under the terms of the Retention and Strategic Transaction Agreements would cause the Service-Based Payment to accelerate and cause the Success-Based Payment to become payable. In fact, each of the named executive officers, other than Ms. Reino and Messrs. Hoffmann and Lavelle, received his or her Service-Based Payment on March 14, 2008 by virtue of their continued employment and by virtue of CBay’s purchase of Philips’ majority interest in us in August 2008 (i) Ms. Donovan and Messrs. Ivie and Sullivan received his or her Success-Based Payment on November 10, 2008 and (ii) Mr. Bennett received his Success-Based Payment on November 14, 2008.

(3)	For purposes of the table above, we have assumed that a strategic transaction occurred and the named executive officer experienced an involuntary termination without cause on December 31, 2007. Pursuant to the terms of the Special Option Grants, in that hypothetical scenario the accelerated options would not be exercisable until June 30, 2008. The closing price per share of our common stock on June 30, 2008 was $7.85. Because the closing price per share of our common stock on June 30, 2008 ($7.85) was less than the exercise price per share of the Special Option Grants ($11.20), the value of the Special Option Grant was zero as of the first day the Special Option Grants would be exercisable.

On August 6, 2008, CBay purchased Philips’s majority interest in us, which was a change of control transaction, and the Special Option Grants became fully vested. The Special Option Grants will be exercisable as of January 6, 2009. Because we do not yet know the closing price per share of our common stock on January 6, 2009, we can only determine the closing price per share of our common stock as of a recent practicable date, November 19, 2008 ($3.50). Because the closing price per share of our common stock on November 19, 2008 ($3.50) was less than the exercise price per share of the Special Option Grants ($11.20), our best available estimation is that the value of the Special Option Grants will still be zero as of the first day the Special Option Grants will be exercisable.

Mr. Sullivan did not receive a Special Option Grant, nor is he entitled to any acceleration of the vesting of any of our stock options that he holds.

(4)	Ms. Donovan’s employment with us ended upon her resignation effective on November 21, 2008.

(5)	Mr. Bennett’s employment with us was terminated effective October 30, 2008.
Separation Arrangements with Former Executive Officers
     Frank Lavelle
     We entered into a formal Separation and Release Agreement with Mr. Lavelle, our former President, on June 28, 2007 (Lavelle Separation Agreement). Pursuant to the terms of the Lavelle Separation Agreement, Mr. Lavelle is entitled to receive the following:
•	monthly payments for a period of 18 months following the termination date in an amount equal to the quotient obtained by dividing (x) the sum of (A) 1.5 times the base salary paid in the 12-month period preceding the termination date and (B) the total cash bonus paid in the 12-month period preceding the termination date, by (y) 18;

•	reimbursement for costs incurred in obtaining outplacement services, at a cost not to exceed $100,000; and

•	medical coverage following the date of termination until the earlier to occur of (i) the expiration of 18 months and (ii) the date on which Mr. Lavelle is eligible for coverage under a plan maintained by a new employer or a plan maintained by his spouse’s employer.
     The following table summarizes the payments Mr. Lavelle is entitled to receive pursuant to the terms of the Lavelle Separation Agreement.

	Payment
	Amount ($)
Severance Payment	875,000
Outplacement Services	100,000	(1)
Medical (including dental and vision)	10,142	(2)

(1)	Represents the maximum amount that we are obligated to reimburse Mr. Lavelle for expenses incurred in obtaining outplacement services.

(2)	This amount represents our portion of the premium payments for 18 months of medical coverage (includes dental and vision).
     In addition, the Lavelle Separation Agreement provides that Mr. Lavelle will be bound by the non-competition and non-solicitation covenants set forth in his employment agreement for a period of 18 months following his termination of employment. The Lavelle Separation Agreement also provides that Mr. Lavelle releases us from claims arising or occurring on or prior to the date of the Lavelle Separation Agreement.
     Linda Reino
     We entered into a formal Separation and Release Agreement with Ms. Reino, our former Chief Operating Officer, on June 28, 2007 (Reino Separation Agreement). Pursuant to the terms of the Reino Separation Agreement, Ms. Reino is entitled to receive the following:

•	continuation of Ms. Reino’s base salary as of the time of her termination for a period of 12 months; and

•	a payment equal to her 2007 target bonus.
     The following table summarizes the payments Ms. Reino is entitled to receive pursuant to the terms of the Reino Separation Agreement.

Payment
Amount ($)
Severance Payment	310,000
Severance Bonus	139,500
     In addition, the Reino Separation Agreement provides that Ms. Reino will be bound by the non-competition and non-solicitation covenants set forth in her employment agreement for a period of 18 months following her termination of employment. The Reino Separation Agreement also provides that Ms. Reino releases us from claims arising or occurring on or prior to the date of the Reino Separation Agreement.
     R. Scott Bennett
     We entered into a formal Separation and Release Agreement with Mr. Bennett, our former Senior Vice President of Sales and Marketing, on November 14, 2008 (Bennett Separation Agreement). Pursuant to the terms of the Bennett Separation Agreement, Mr. Bennett is entitled to receive the following:
•	continuation of Mr. Bennett’s base salary as of the time of his termination for a period of 12 months; and

•	a payment equal to the average of the last three bonuses received by Mr. Bennett pursuant to our management incentive plans.
     The following table summarizes the payments Mr. Bennett is entitled to receive pursuant to the terms of the Bennett Separation Agreement.

Payment
Amount ($)
Severance Payment	$247,200
Severance Bonus	$58,833
     In addition, the Bennett Separation Agreement provides that Mr. Bennett will be bound by the non-competition and non-solicitation covenants set forth in his employment agreement for a period of 12 months following his termination of employment. The Bennett Separation Agreement also provides that Mr. Bennett releases us from claims arising or occurring on or prior to the date of the Bennett Separation Agreement.

Certain Relationships and Related Transactions
Majority Shareholder
     On August 6, 2008, CBay acquired approximately 69.5% of our outstanding common stock from our former majority shareholder, Philips.
CBay
     Transcription Services Agreement
          On September 15, 2008, our wholly owned subsidiary, MedQuist Transcriptions, Ltd., entered into a transcription services agreement (TSA) with CBay Systems & Services, Inc. (CBay S&S), an affiliate of our majority shareholder, CBay, pursuant to which we will outsource certain medical transcription services to CBay S&S. We will pay CBay a per line fee based on each transcribed line of text processed and the specific type of service provided. CBay will perform it services using our DocQment Enterprise Platform and will be held to certain performance standards and quality guidelines as set forth in the TSA.
          The TSA will expire on September 15, 2010 unless it is terminated earlier by either party, and provided the terminating party gives 90 days notice of termination. We also retain the right to terminate the TSA immediately if CBay S&S breaches any obligation under the TSA, becomes insolvent, or files for bankruptcy protection.
          An approximation of the value of the TSA is not yet available, but we believe that the TSA’s value will exceed $120,000.
     Indemnification Agreements
     On July 3, 2007, we entered into indemnification agreements with our former directors, Richard H. Stowe and John H. Underwood. Each indemnification agreement is substantially similar to the indemnification agreement we entered into as of July 15, 2005 with former director John Simmons and provides, among other things, that to the extent permitted by New Jersey law, we will indemnify the director against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any suit in which he is a party or otherwise involved as a result of his service as a member of our board of directors.
     On August 23, 2007, we entered into indemnification agreements with Ms. Donovan and Messrs. Hoffmann, Brennan, Sullivan, Ivie, Clark and Bennett (Officer Indemnification Agreements). Each indemnification agreement is substantially similar to the indemnification agreements with Messrs. Stowe and Underwood, providing, among other things, that to the extent permitted by New Jersey law, we will indemnify the executive officer against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in conjunction with any suit in which he or she is a party or otherwise involved as a result of his or her service as an executive officer. Each of these indemnification agreements was amended on August 19, 2008 to require us to obtain and maintain insurance policies providing our executive officers with coverage for losses in connection with their acts or omissions or to ensure our performance of our indemnification obligations under the indemnification agreements.
     On December 7, 2007, December 11, 2007 and February 21, 2008, we entered into indemnification agreements with Messrs. O’Donoghue, Schwarz and Pinckert, respectively. Each indemnification agreement is substantially similar to the Officer Indemnification Agreements and provides, among other things, that to the extent permitted by New Jersey law, we will indemnify each of Messrs. O’Donoghue, Schwarz and Pinckert against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any suit in which he is a party or otherwise involved as a result of his service as a member of our board of directors.
     On August 19, 2008, we entered into indemnification agreements with Messrs. Aquilina, Baker, Berger and Seedman. Each indemnification agreement is substantially similar to the Officer Indemnification Agreements and provides, among other things, that to the extent permitted by New Jersey law, we will indemnify each of Messrs. Aquilina, Baker, Berger and Seedman against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any suit in which he is a party or otherwise involved as a result of his service as a member of our board of directors.
     On November 21, 2008, we entered into indemnification agreements with Messrs. Jastrem, Masanotti, O’Brien and Vogel. Each indemnification agreement is substantially similar to the Officer Indemnification Agreements and provides, among other things, that to the extent permitted by New Jersey law, we will indemnify each of Messrs. Jastrem, Masanotti, O’Brien and Vogel against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any suit in which he is a party or otherwise involved as a result of his service as a member of our board of directors, or as our President and Chief Executive Officer, as applicable.
Philips
     Governance Agreement
     We were party to a governance agreement with Philips (Governance Agreement) until August 6, 2008, at which time Phillips sold its ownership position in us to CBay and the Governance Agreement terminated in accordance with its terms. The Governance Agreement set forth, among other things, the composition of our board and its committees. Pursuant to the Governance Agreement, our board of directors was required to maintain a committee composed only of independent directors that was responsible for the general oversight, administration, amendment and enforcement of the Governance Agreement and monitoring of transactions between us and Philips or parties affiliated with Philips (Supervisory Committee). See the discussion under the heading “Certain Relationships and Related Transactions-Our Policies Regarding Related Party Transactions” on page 50 for more details.
     Licensing Agreement
     We entered into a Licensing Agreement with Philips Speech Recognition Systems GmbH f/k/a Philips Austria GmbH, Philips Speech Processing, a Republic of Austria corporation and an affiliate of Philips (PSP) on May 22, 2000 (Licensing Agreement). The Licensing Agreement was subsequently amended by the parties as of January 1, 2002, February 23, 2003, August 10, 2003, September 1, 2004, December 30, 2005 and February 13, 2007.
     Under the Licensing Agreement, we license from PSP its SpeechMagic speech recognition and processing software, including any updated versions of the software developed by PSP during the term of the License Agreement (Licensed Product), for use by us anywhere in the world. We pay a fee for use of the Licensed Product based upon a per line fee for each transcribed line of text processed through the Licensed Product. Upon the expiration of its initial term on June 28, 2005, the Licensing Agreement was renewed for an additional five year term. PSP may terminate the Licensing Agreement for cause immediately in the event that we:
•	default in any payment due to PSP and the default continues for a period of 30 business days after written notice to us;

•	fail to perform any material obligation, duty or responsibility or are in default with any material term or condition of the Licensing Agreement and the default continues for a period of 30 business days after written notice to us; or

•	become insolvent or file for bankruptcy.
     We may terminate the Licensing Agreement for cause immediately in the event that PSP:
•	fails to perform any material obligation, duty or responsibility or is in default with any material term or condition of the Licensing Agreement and the default continues for a period of 30 business days after written notice to PSP; or

•	becomes insolvent or files for bankruptcy.
     Upon the expiration of its initial term on June 28, 2005, the Licensing Agreement was renewed for an additional five year term. As part of the Philips’s sale of its majority interest in us to CBay, Philips waived, through June 30, 2011, its right to provide prior to June 30, 2011 a two year advance notice to terminate the Licensing Agreement. This waiver was conditioned upon a similar waiver from us which we have provided.
     We may purchase, license or use a product competing with the Licensed Product during the term of the Licensing Agreement provided we give PSP at least three months’ prior written notice and the opportunity to submit to us a commercially and technologically competitive offer. We, however, have no obligation to accept such an offer. PSP is not prohibited from granting a license for the Licensed Product or any similar products to any of our competitors that provide outsourced medical transcription services in North America.
     In connection with the Licensing Agreement, we have a consulting arrangement with PSP whereby PSP assists us with the integration of its speech and transcription technologies. Pursuant to the Licensing Agreement and this consulting arrangement, we incurred the following costs (dollars in thousands):

Nine Months Ended	Year Ended
September 30, 2008	December 31, 2007
$2,070	$2,479
     Philips, as discussed above, is no longer a related party to us as of August 6, 2008. However, the Licensing Agreement is still in force.
     OEM Supply Agreement
     On September 21, 2007, we entered into an Amended and Restated OEM Supply Agreement with PSP (OEM Agreement). The OEM Agreement amends and restates the OEM Supply Agreement we had entered into with PSP dated September 23, 2004.

     Pursuant to the OEM Agreement, we purchased a co-ownership interest in all right and interest in and to SpeechQ for Radiology together with its components, including object and source code for the SpeechQ for Radiology application and the SpeechQ for Radiology integration SDK (collectively, the Product), but excluding the Licensed Product which continues to be licensed under the Licensing Agreement described above. Additionally, the OEM Agreement provides us with the exclusive right in the United States, Canada and certain islands of the Caribbean (Exclusive Territory) to sell, service and deliver the Product. In addition, PSP will not for the term of the OEM Agreement release a front-end multi-user reporting solution (including one similar to the Product) in the medical market in the Exclusive Territory nor will it directly authorize or assist any of its affiliates to do so either; provided that the restriction does not prevent PSP’s affiliates from integrating SpeechMagic within their general medical application products. The OEM Agreement further provides that we shall make payments to PSP for PSP’s development of an interim version of the software included in the Product (the Interim Version). Except for the Interim Version which we and PSP will co-own, the OEM Agreement provides that any improvements, developments or other enhancements either we or PSP makes to the Product (collectively, Improvements) shall be owned exclusively by the party that developed such Improvement. Each party has the right to seek patent or other protection of the Improvements it owns independent of the other party.
     The term of the OEM Agreement extends through June 30, 2010 and will automatically renew for an additional three year term provided that we are in material compliance with the OEM Agreement as of such date. If PSP decides to discontinue all business relating to the Product in the Exclusive Territory on or after June 30, 2010, PSP can effect such discontinuation by terminating the OEM Agreement by providing us with six months’ prior written notice of such discontinuation, provided the earliest such notice can be delivered is June 30, 2010. Either party may terminate the OEM Agreement for cause immediately in the event that a material breach by the other party remains uncured for more than 30 days following delivery of written notice or in the event that the other party becomes insolvent or files for bankruptcy.
     Pursuant to the OEM Agreement and its predecessor, we incurred the following costs (dollars in thousands):

Nine Months Ended	Year Ended
September 30, 2008	December 31, 2007
$1,645	$2,252
     Equipment Sales
     We purchased dictation related equipment from Philips. We incurred the following costs for such equipment (dollars in thousands):

Nine Months Ended	Year Ended
September 30, 2008	December 31, 2007
$586	$854
     Insurance Coverage through Philips
     We obtained all of our business insurance coverage (other than workers’ compensation) through Philips until August 6, 2008. We incurred the following costs for such business insurance coverage (dollars in thousands):

Nine Months Ended	Year Ended
September 30, 2008	December 31, 2007
$399	$1,794
     Purchases of Products and Implementation Services
From time to time Philips purchases certain products and implementation services from us. There were no such transactions during 2007 or for the nine months ended September 30, 2008.
Nightingale
     On July 30, 2004, our board of directors appointed Howard S. Hoffmann to serve as our Chief Executive Officer. On June 14, 2007, our board of directors appointed Mr. Hoffmann as our President. In connection with his appointment, we entered into a letter agreement with Nightingale, dated as of July 29, 2004 and amended as of December 16, 2004, September 25, 2006, January 8, 2007, September 19, 2007 and March 14, 2008, pursuant to which Nightingale assigned the services of Mr. Hoffmann to us to serve as our President and Chief Executive Officer. Mr. Hoffmann serves as the Managing Partner of Nightingale. Mr. Hoffmann served as our President and Chief Executive Officer through June 10, 2008. Our agreement with Nightingale would have terminated on August 1, 2008 but for the consensual termination of the agreement on June 10, 2008. Amounts paid to Nightingale in connection with Mr. Hoffmann’s service as our President and Chief Executive Officer are described above under the heading “Executive Compensation- Compensation of Mr. Hoffmann, our Former President and Chief Executive Officer” beginning on page 32. Our letter agreement with Nightingale also permitted us to engage personnel employed by Nightingale in addition to Mr. Hoffmann to provide consulting services to us from time to time. Pursuant to our agreement with Nightingale, we incurred the following costs (dollars in thousands):

	Nine Months Ended	Year Ended
Type of Service	September 30, 2008	December 31, 2007
Mr. Hoffmann’s services	$739	$1,788
Nightingale personnel and related expenses	$334	$1,206
Total	$1,073	$2,994
Our Policies Regarding Related Party Transactions
Transactions with Philips
     Philips beneficially owned approximately 69.5% of our outstanding common stock until August 6, 2008. Philips had, until such date, the ability to cause the election of a majority of the members of our board of directors. As a protection against us from entering into transactions with Philips or any of its subsidiaries that were not arms length, our board of directors maintained a Supervisory Committee composed of Messrs. O’Donoghue, Schwarz and Pinckert as required by the Governance Agreement. All transactions with Philips disclosed in this section were reviewed and approved by the Supervisory Committee.

Transactions with Other Related Parties
     In August 2007, our board of directors adopted a written policy which charges the Audit Committee (or the disinterested members of our board of directors) with the responsibility of approving or ratifying all related party transactions other than those between us and Philips. In addition, if the related party transaction involves compensation, such transaction must also be approved by the Compensation Committee. According to the policy, a “related party transaction” is a transaction between us and any related party other than (i) transactions available to all of our employees generally, (ii) transactions involving less than $5,000 when aggregated with all similar transactions and (iii) transactions with Philips that are subject to the approval of the Supervisory Committee as described above. A “related party,” according to the policy, is any one of the following:
•	any of our executive officers or directors;

•	any shareholder owning more than 5% of our stock;

•	any person who is an immediate family member of our executive officers or directors; or

•	any entity in which any of the above has a substantial ownership interest or control.
     Since the adoption of the policy set forth above there have been no transactions that would be subject to the policy that have not been approved pursuant to the policy.

Requirements for Advance Notification of Nominations and Shareholder Proposals
Advance Notice Requirements for Shareholder Proposals for Next Year’s Annual Meeting
     The deadline for submitting a shareholder proposal for inclusion in our proxy statement and form of proxy card for next year’s annual meeting of shareholders pursuant to Rule 14a-5(e) of the Exchange Act is August 3. 2009 (which is 120 calendar days before the anniversary of the date this proxy statement was first mailed to shareholders (as stated on page 1 of this proxy statement)). A shareholder may wish to have a proposal presented at next year’s annual meeting of shareholders, but not to have such proposal included in our proxy statement and form of proxy relating to that meeting. If notice of any such proposal is not received by us by October 17, 2009 (which is 45 calendar days before the anniversary of the date this proxy statement was first mailed to shareholders (as stated on page 1 of this proxy statement)), then such proposal shall be deemed “untimely” for purposes of Rule 14a-4(c) promulgated under the Exchange Act and, therefore, the individuals named in the proxies solicited on behalf of our board of directors for use at our next annual meeting of shareholders will have the right to exercise discretionary voting authority as to such proposal.
Advance Notice Requirements for Shareholder Nominations for Next Year’s Annual Meeting
     Nominations for election to our board of directors must be received by August 3, 2009 to be considered by our Nominating Committee and must be accompanied by (i) such information regarding the nominee as would be required to be included in a proxy statement filed pursuant to the Exchange Act (ii) a description of any arrangements or understandings between the recommending shareholder(s) and each nominee and any other person or entity with respect to such nomination and (iii) the consent of each nominee to serve as a director if elected.
Other Requirements
     You also must comply with all applicable requirements of the Exchange Act for nominations of directors and proposals of business to be conducted at shareholder meetings. If you have not complied with the procedures described above, the chairman of the meeting may refuse to acknowledge your nomination or proposal. These procedures will not be deemed to affect any of your rights under Rule 14a-8 under the Exchange Act to request inclusion of proposals in our proxy statements.
Change in the Date of Next Year’s Annual Meeting
     If our board of directors selects a date for next year’s annual meeting of shareholders that is more than 30 calendar days before or after the date that is one year after the date of the Annual Meeting, we will inform you of the change and include the new dates by which (i) shareholder proposals must be submitted to us for inclusion in our proxy statement and form of proxy card for next year’s annual meeting of shareholders and (ii) shareholder proposals must be received to not be considered to be “untimely,” in our first Quarterly Report on Form 10-Q following the change.

Householding of Annual Meeting Materials
     Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statement and annual reports. This means that only one copy of our proxy statement and annual report to shareholders may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of either document to you if you contact Mark R. Sullivan, our Corporate Secretary at the following address or telephone number: 1000 Bishops Gate Blvd, Suite 300, Mount Laurel, NJ 08054, (856) 206-4000. If you want to receive separate copies of our proxy statement or annual report to shareholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address or telephone number.

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MEDQUIST INC.
2008 Annual Meeting of Shareholders — December 19, 2008
SOLICITED ON BEHALF OF THE COMPANY AND APPROVED
BY THE BOARD OF DIRECTORS
      The undersigned hereby constitutes and appoints Peter Masanotti and Mark R. Sullivan, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, for and in the name of the undersigned, to appear at the Annual Meeting of Shareholders of MedQuist Inc. to be held on Friday, December 19, 2008 and at any postponement or adjournment thereof, and to vote all of the shares of MedQuist Inc. that the undersigned is entitled to vote, with all powers and authority the undersigned would possess if personally present. The undersigned hereby directs that this proxy be voted as follows:
(Continued and to be signed on the reverse side)

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ANNUAL MEETING OF SHAREHOLDERS OF
MedQuist Inc.
December 19, 2008
Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.
ê Please detach along perforated line and mail in the envelope provided. ê
■    21000000000000000000   6                                                        121908
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
1.	ELECTION OF DIRECTORS FOR A TERM OF ONE YEAR:

NOMINEES:
☐	FOR ALL NOMINEES	o o	Robert Aquilina Frank Baker
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	o o	Peter E. Berger John F. Jastrem
☐	FOR ALL EXCEPT (See instructions below)	o o	Colin J. O’Brien Brian O’ Donoghue
		o o	Warren E. Pinckert II Mark E. Schwarz
		o o	Michael Seedman Andrew E. Vogel

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

This proxy, when properly executed, will be voted as directed. If no directions to the contrary are indicated, the proxy agents intend to vote FOR the election as director of the nominees named on this proxy card.
A majority of the proxy agents present and acting in person, or by their substitutes (or if only one is present and acting, then that one) may exercise all the powers conferred hereby. DISCRETIONARY AUTHORITY IS CONFERRED HEREBY AS TO ALL OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.
Receipt of the Company’s Annual Report and the Notice of the Annual Meeting and Proxy Statement relating thereto is hereby acknowledged.

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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